Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MIZUHO AMERICAS LLC,

BLANC MERGER SUB, INC.

and

GREENHILL & CO, INC.

Dated as of May 22, 2023

TABLE OF CONTENTS

Page

ARTICLE I

The Merger

Section 1.01	The Merger	2
Section 1.02	Closing	2
Section 1.03	Effective Time of the Merger	2
Section 1.04	Effects of the Merger	2
Section 1.05	Certificate of Incorporation and Bylaws	3
Section 1.06	Directors	3
Section 1.07	Officers	3

ARTICLE II

Conversion of Securities

Section 2.01	Conversion of Capital Stock	3
Section 2.02	Surrender and Payment	5

ARTICLE III

Representations and Warranties of the Company

i

ARTICLE IV

Representations and Warranties of Parent and Sub

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01	Conduct of Business	33
Section 5.02	No Solicitation	38

ARTICLE VI

Additional Agreements

ARTICLE VII

Conditions Precedent

Section 7.01	Conditions to the Obligations of Each Party to Effect the Merger	57
Section 7.02	Conditions to the Obligations of Parent and Sub to Effect the Merger	57
Section 7.03	Conditions to the Obligations of the Company to Effect the Merger	58
Section 7.04	Frustration of Closing Conditions	58

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01	Termination	59
Section 8.02	Effect of Termination	60
Section 8.03	Amendment	60
Section 8.04	Extension; Waiver	60

ARTICLE IX

General Provisions

EXHIBIT A	Form of Charter of the Surviving Corporation
EXHIBIT B	Form of Bylaws of the Surviving Corporation

GLOSSARY

Term	Section
401(k) Plan	6.11(e)
Acquisition Agreement	5.02(b)
Adverse Recommendation Change	5.02(d)
affiliate	9.03(a)
Agreement	Preamble
Anti-Corruption Laws	3.20(d)(i)
Antitrust Laws	9.03(b)
Applicable Number	6.06(a)(ii)
BaFin	4.02(c)
Bankruptcy Exceptions	3.04(a)
Baseline Financials	3.05(d)
BD Compliance Policies	3.11(f)
Benefit Plan	9.03(c)
BHC Act	9.03(d)
Brokerage Services	9.03(f)
Broker-Dealer	9.03(e)
Business Day	9.03(g)
Canceled Shares	2.01(b)(i)
Capitalization Date	3.03(a)
Certificate	2.01(b)(ii)
Certificate of Merger	1.03
Chosen Courts	9.09
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Collection Expenses	6.08(d)
Commonly Controlled Entity	9.03(h)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.04(b)
Company Broker-Dealer	9.03(i)
Company Bylaws	3.01(b)
Company Charter	3.01(b)
Company Common Stock	Recitals
Company Credit Agreement	9.03(j)
Company Indemnified Parties	6.07(a)
Company Intellectual Property	9.03(k)
Company Letter	III
Company Personnel	9.03(l)
Company Preferred Stock	3.03(a)
Company Regulatory Agreement	3.19
Company Representatives	9.03(m)
Company SEC Documents	3.05(a)
Company Stock Plans	3.03(a)

Company Stockholder	2.01(c)(i)
Company Term Loans	6.13(b)
Company Termination Fee	6.08(b)
Confidentiality Agreement	5.02(b)
Consent	9.03(n)
Continuing Employees	6.11(a)
Contract	3.04(c)
COVID-19	9.03(o)
COVID-19 Measures	9.03(p)
Deferred Cash Awards	3.03(a)
Delaware Secretary of State	1.03
DGCL	Recitals
Dissenting Shares	2.01(c)(i)
DOJ	6.03(a)(v)
Economic Sanctions/Trade Laws	3.20(d)(ii)
Effect	9.03(dd)
Effective Time	1.03
Electronic Delivery	9.05
Environmental Law	3.12
Environmental Permits	3.12
Equity Equivalents	3.03(c)
ERISA	9.03(q)
Exchange Act	9.03(r)
FCA	4.02(c)
FFCRA	9.03(s)
Filed SEC Document	III
Filing	9.03(t)
FINRA	9.03(u)
FINRA Application	9.03(v)
Foreign Benefit Plan	9.03(w)
FSMA	4.02(c)
FTC	6.03(a)(v)
GAAP	3.05(c)
Government Official	3.20(a)
Governmental Entity	9.03(x)
Houlihan Lokey	3.23
HSR Act	3.04(d)(i)
Indebtedness	9.03(y)
Intellectual Property	9.03(z)
Intervening Event	5.02(f)(ii)
Intervening Event Notice	5.02(f)(i)
Intervening Event Notice Period	5.02(f)(i)
Investment Advisers Act	3.11(b)
IRS	3.14(c)
IT Systems	3.17(f)

v

knowledge	9.03(aa)
Law	9.03(bb)
Lease	3.16(b)
Leased Real Property	3.16(b)
Legal Proceeding	3.08
Lien	9.03(cc)
Liens	3.02(a)
MAS	3.04(d)(vii)
Material Adverse Effect	9.03(dd)
Material Contracts	3.09(b)
Merger	Recitals
Merger Consideration	2.01(b)(ii)
Money Laundering Laws	3.20(d)(iii)
NYSE	3.04(d)(iv)
OFAC	3.20(d)(ii)
Order	9.03(ee)
Owned Intellectual Property	9.03(ff)
Parent	Preamble
Parent 401(k) Plan	6.11(e)
Parent Cash Award	6.06(a)(i)
Parent Letter	IV
Parent Material Adverse Effect	9.03(gg)
Parent Replacement Credit Facility	6.13(b)
Parent Termination Fee	6.08(c)
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Permits	3.10(a)
Permitted Confidentiality Agreement	5.02(b)
Permitted Liens	3.16(a)
person	9.03(hh)
Personal Data	9.03(ii)
Privacy Laws	3.17(h)
Proxy Statement	3.04(d)(ii)
PSUs	3.03(a)
Refinancing Trigger Date	6.13(b)
Regulatory Agencies	9.03(jj)
Requisite Regulatory Approvals	7.02(e)
Restraint	8.01(b)(ii)
RSUs	3.03(a)
Sanctioned Jurisdiction	3.20(d)(iv)
Sanctions	3.20(d)(ii)
Sanctions Target	3.20(d)(iv)
Securities Act	3.05(b)
Self-Regulatory Organization	9.03(kk)
SFA	3.04(d)(vii)

SFC	4.02(c)
SOX	3.05(e)
Specified Date	8.01(b)(i)
Specified Stockholders	Recitals
State BD Filings	3.04(d)(vi)
Stockholder Approval	3.22
Stockholders Meeting	6.01(c)
Sub	Preamble
Subsidiary	9.03(ll)
Superior Proposal	5.02(c)(ii)
Superior Proposal Notice	5.02(e)(i)
Superior Proposal Notice Period	5.02(e)(i)
Surviving Corporation	1.01
Takeover Proposal	6.08(b)
tax return	3.15
taxes	3.15
taxing authority	3.15
Termination Date	8.01(b)(i)
Trade Secrets	9.03(z)
Transaction Litigation	6.12
Volcker Rule	9.03(mm)
Voting Agreement	Recitals
WARN Act	3.13(b)
WpIG	3.04(d)(x)
Willful Breach	9.03(mm)

AGREEMENT AND PLAN OF MERGER dated as of May 22, 2023 (this “Agreement”), by and among Mizuho Americas LLC, a Delaware limited liability company (“Parent”), Blanc Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Greenhill & Co., Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement, Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Canceled Shares and Dissenting Shares, shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement (as defined below), (b) determined that it is in the best interests of the Company Stockholders for the Company to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (d) resolved to recommend that this Agreement be adopted by Company Stockholders;

WHEREAS, the board of directors of Sub has unanimously (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) determined that it is in the best interests of the sole stockholder of Sub for Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to the sole stockholder of Sub and (d) recommended that this Agreement be adopted by the sole stockholder of Sub;

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, immediately following the execution of this Agreement, Parent will cause the sole stockholder of Sub to adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Scott L. Bok and certain affiliated persons (the “Specified Stockholders”) are entering into a voting agreement with Parent and Sub (the “Voting Agreement”), pursuant to which, among other things, the Specified Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote all of their shares of the Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01
The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.02
Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., New York time, on a date to be specified by the parties hereto, which shall be not later than the third (3rd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing; it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03
Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties hereto shall properly file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in such form as is required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”).  The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04
Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05
Certificate of Incorporation and Bylaws.

(a)
At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A hereto and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (but subject to Section 6.07).

(b)
The parties hereto shall take all necessary action such that the bylaws of the Company shall be amended and restated as of the Effective Time in their entirety to read as set forth in Exhibit B hereto and such amended and restated bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (but subject to Section 6.07).

Section 1.06
Directors.  The parties hereto shall take all necessary action such that, from and after the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.07
Officers.  Unless otherwise determined by Parent prior to the Effective Time, the parties hereto shall take all necessary action such that, from and after the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Conversion of Securities

Section 2.01
Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or the holder of any shares of capital stock of Sub:

(a)
Capital Stock of Sub.  Each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)
Company Common Stock

(i)
All shares of Company Common Stock that are owned directly by the Company, including any shares of Company Common Stock held as treasury stock, or that are owned by Parent or Sub or any other direct or indirect wholly owned Subsidiary of the Company or of Parent, in each case, as of immediately prior to the Effective Time (collectively, “Canceled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(ii)
All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) Canceled Shares and (B) Dissenting Shares) shall be converted automatically into the right to receive $15.00 in cash, without interest (the “Merger Consideration”).  At the Effective Time, such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(c)
Statutory Right of Appraisal.

(i)
Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Canceled Shares), and that are held by a holder of shares of Company Common Stock (a “Company Stockholder”) who is entitled to demand appraisal and who has properly and validly demanded appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to this Section 2.01.  Such Company Stockholders shall be entitled only to such rights as are granted by Section 262 of the DGCL (in such case, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with regard thereto except such holder’s right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such holder’s shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.01, upon surrender of such Certificate that formerly represented such shares of Company Common Stock in accordance with the terms of Section 2.02.

(ii)
The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock (or any written threats thereof), any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Laws of the State of Delaware that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and any litigation, suit, action or other proceeding with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, or approve the withdrawal of, any such demands or agree to do any of the foregoing.

Section 2.02
Surrender and Payment.

(a)
Paying Agent; Payment Fund.  Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the aggregate Merger Consideration to which the holders of such shares of Company Common Stock shall become entitled pursuant to Section 2.01(b)(ii).  No later than substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration with respect to all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) Canceled Shares and (B) Dissenting Shares) (the “Payment Fund”).  To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(b)(ii), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such Payment Fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payment.  The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration in the Merger.  The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation.  If any portion of the cash made available to the Paying Agent is in respect of any Dissenting Shares, such cash will be returned to Parent upon demand.

(b)
Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days following the Closing Date, Parent shall mail or shall cause the Paying Agent to mail to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, in each case whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b)(ii), (i) a form of letter of transmittal (which shall (A) include an accompanying IRS Form W-9 or the applicable IRS Form W‑8, (B) specify that delivery shall be effected and risk of loss and title to the Certificates held by such person shall pass only upon proper delivery of the Certificates to the Paying Agent, and (C) be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration with respect to each share of Company Common Stock represented by such Certificate and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any stamp, transfer or other similar taxes required by reason of the payment to a person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)
No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)
No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to 12 months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)
Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)
Withholding Rights.  Each of Parent, the Surviving Corporation, Sub and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement (including amounts payable to any holder of PSUs) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(g)
Termination of Payment Fund.  Notwithstanding anything in this Section 2.02 (including Section 2.02(a)) to the contrary, at any time following the twelve-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that has not been disbursed to holders of Certificates, and, thereafter, subject to time limitations in Section 2.02(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(h)
Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, then the directors and officers of the Company and Sub as of immediately prior to the Effective Time shall take all such lawful and necessary action.

(i)
Adjustment to Merger Consideration.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

Representations and Warranties of the Company

Except (i) to the extent disclosed in publicly available Company SEC Documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, on or after January 1, 2022, and prior to the date of this Agreement (a “Filed SEC Document”) (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (i) shall not apply to any of Section 3.01, Section 3.02, Section 3.03 or Section 3.04) or (ii) as set forth in the letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”) (it being agreed that disclosure contained in any section or subsection of the Company Letter shall be deemed to qualify and be disclosed with respect to any other Section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to such other Section or subsection of this Agreement), the Company represents and warrants to Parent and Sub as follows:

Section 3.01
Organization, Standing and Corporate Power.

(a)
The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than, in each case of this Section 3.01(a), where the failure to be so organized, existing, qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(b)
The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Charter”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”).  The Company Charter and the Company Bylaws are in full force and effect as of the date of the Agreement.  The Company is not in material violation of the Company Charter or the Company Bylaws.

Section 3.02
Subsidiaries.

(a)
Section 3.02 of the Company Letter sets forth a complete and correct list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of Liens, except for transfer restrictions imposed by applicable securities Laws, and except as would not be material to the Company and its Subsidiaries, taken as a whole, are duly authorized, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(b)
The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organization documents) of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, in each case as amended to the date of this Agreement.  No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)
Each Subsidiary of the Company (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than, in each case of this Section 3.02(c), where the failure to be so organized, existing, qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03
Capital Structure.

(a)
The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”).  At the close of business on May 19, 2023 (the “Capitalization Date”), (i) (A) 18,802,594 shares of Company Common Stock (excluding treasury shares) were issued and outstanding and (B) no shares of Company Preferred Stock were issued and outstanding, (ii) 36,499,038 shares of Company Common Stock were held by the Company as treasury shares, (iii) 5,184,465 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to (x) the Company’s Amended 2019 Equity Incentive Plan and (y) the Company’s 2019 Equity Incentive Plan (collectively, the “Company Stock Plans”), (iv) 5,962,145 shares of Company Common Stock were subject to outstanding restricted stock units with service-based, but not performance-based, vesting or delivery requirements (such service-based restricted stock units, together with any other such service-based restricted stock units granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “RSUs”) (and there are $2,790,259 of dividend equivalent payments as of such date with respect to RSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards), and (v) 351,741 or 879,353 shares of Company Common Stock were subject to outstanding restricted stock units with performance-based vesting or delivery requirements assuming performance conditions are satisfied at target or maximum levels, respectively (such performance-based restricted stock units, together with any other such performance-based restricted stock units granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “PSUs”) (and there are $367,810 of dividend equivalent payments as of such date with respect to PSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards assuming performance conditions are satisfied at maximum levels).  As of the date of this Agreement, none of the issued and outstanding Company Common Stock is subject to vesting or forfeiture conditions or a right of repurchase by the Company.  All outstanding RSUs, PSUs and deferred cash awards (“Deferred Cash Awards”) have been granted under the Company Stock Plans.  Other than the Company Stock Plans and applicable award agreements thereunder, there is no plan, Contract or arrangement providing for the grant of RSUs, PSUs, Deferred Cash Awards or other equity or equity-based awards.  No shares of Company Common Stock or Equity Equivalents are owned by any Subsidiary of the Company.  As of the date of this Agreement, other than the outstanding RSUs and PSUs, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(b)
Except as set forth in Section 3.03(a), as of the close of business on the Capitalization Date, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding.  From the close of business on the Capitalization Date to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the settlement of RSUs and PSUs, in each case, outstanding as of the Capitalization Date, and only if and to the extent required by their respective terms as in effect on such date and (ii) there have been no issuances by the Company of any Equity Equivalents.

(c)
All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 3.03, as of the date of this Agreement, there are no (i) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries (excluding Indebtedness solely between or among the Company and any Subsidiary of the Company) or (ii) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of the Company or any of its Subsidiaries, in each case of the preceding clause (i) and this clause (ii), that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (i) and (ii) collectively, “Equity Equivalents”).  Except as set forth in this Section 3.03, as of the date of this Agreement, there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any shares of capital stock or Equity Equivalents of the Company or any of its Subsidiaries.  The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Charter or the Company Bylaws that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Merger, or the other transactions contemplated by this Agreement, including the Voting Agreement.

(d)
Section 3.03(d) of the Company Letter contains a complete and correct list, as of the Capitalization Date, of outstanding RSUs, PSUs and Deferred Cash Awards, including, to the extent applicable, the holder, the Company Stock Plan under which the award was granted, the date of grant, the number of shares of Company Common Stock underlying such award of RSUs or PSUs (including, for award of PSUs, the target and maximum number of shares of Company Common Stock), the aggregate dollar value of such Deferred Cash Awards, and the vesting schedule.  All outstanding RSUs, PSUs and Deferred Cash Awards are evidenced by award agreements that are consistent in all material respects with the forms previously made available to Parent.

Section 3.04
Authority; Noncontravention.

(a)
The Company and each of its Subsidiaries has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval.  The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company and its Subsidiaries with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, as applicable, and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy Exceptions”).

(b)
The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that it is in the best interests of the Company Stockholders for the Company to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the matters described in clauses (i) through (iv), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 5.02, have not been rescinded, modified or withdrawn in any way.

(c)
The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company and its Subsidiaries with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens or otherwise from any action taken by Parent or Sub or any of their respective affiliates) in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (i) the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, letter of credit or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written, that is legally binding and in force and effect (each, a “Contract”), or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (iii) subject to the governmental Filings and other matters referred to in the following sentence, any (A) Law, assuming receipt of the Stockholder Approval and the adoption of this Agreement by the sole stockholder of Sub, or (B) Order, in each case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(d)
No Consents of, or Filings with, any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement except for:

(i)
the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the Filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Law;

(ii)
the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company Stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under the Exchange Act or under state securities Laws or “blue sky” Laws as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement;

(iii)
the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(iv)
any Filings required under the rules and regulations of The New York Stock Exchange (the “NYSE”) or any other applicable stock exchange;

(v)
the filing of a FINRA Application relating to the transactions contemplated by this Agreement by the Company Broker-Dealer and FINRA’s approval thereof;

(vi)
the filing of notifications or applications with each state securities administrator relating to the transactions contemplated by this Agreement, to the extent required of the Company Broker-Dealer under state “blue sky” or other applicable Laws (the “State BD Filings”);

(vii)
any Filings required by the MAS Monetary Authority of Singapore (“MAS”) pursuant to the Securities and Futures Act 2001 (“SFA”) and MAS’ approval thereof;

(viii)
any Filings required by the FCA (as defined below) pursuant to the FSMA (as defined below) and the FCA’s approval thereof;

(ix)
any Filings required by the SFC (as defined below) pursuant to the Securities and Futures Ordinance (Cap. 571) and the SFC’s approval thereof;

(x)
any Filings required by BaFin (as defined below) pursuant to the German Investment Firm Act in connection with the Commission Delegated Regulation (EU) 2017/1946 of 11 July 2017 (“WpIG”) and BaFin and Bundesbank’s approval (or non-objection upon expiration of the approval period) thereof; and

(xi)
such other actions, Consents or Filings, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.05
Company SEC Documents.

(a)
The Company has timely filed with or furnished to the SEC each report, schedule, form, statement or other document or Filing required by applicable Law to be filed or furnished by the Company since January 1, 2021 (such documents available on the SEC’s website or made available to Parent, together with all information incorporated therein by reference, the “Company SEC Documents”).

(b)
Other than the Company Broker-Dealer as set forth in Section 3.11, no Subsidiaries of the Company are required to file or furnish any report, schedule, form, statement or other document with, or make any other Filing with, or furnish any other material to, the SEC.  As of their respective dates or, in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, each of the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such Company SEC Document, and no Company SEC Document at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof.  To the extent that complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all material comment letters received by the Company from the SEC since January 1, 2021 and relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC.  As of the date of this Agreement, to the knowledge of the Company none of the Company SEC Documents are the subject of any ongoing review by the SEC.

(c)
The financial statements (including the related notes) of the Company included in the Company SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of complete footnotes).

(d)
Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than such liabilities or obligations (i) with respect to or arising from the transactions contemplated by this Agreement, (ii) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it.

(f)
The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Documents.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(g)
Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other Company SEC Documents.

(h)
The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance in all material respects with the Exchange Act.

(i)
The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance in all material respects with the Exchange Act.

Section 3.06
Information Supplied.  None of the information supplied, or to be supplied, by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company Stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.  The Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.07
Absence of Certain Changes or Events.  From December 31, 2022 to the date of this Agreement, (a) other than as a result of COVID-19 Measures, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice and (b) there has not been any Material Adverse Effect.

Section 3.08
Litigation.  As of the date of this Agreement, there are no claims, actions, suits, litigation, arbitration or judicial, administrative or regulatory proceedings or investigations by or before any Governmental Entity (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any present or former officer or director of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, there is no Order outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.09
Contracts.

(a)
Section 3.09 of the Company Letter sets forth as of the date of this Agreement a complete and correct list of the following, in each case excluding any Benefit Plan:

(i)
any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries, taken as a whole, or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC under the Exchange Act;

(ii)
any Contract that (A) limits the right or ability of the Company, any of its Subsidiaries or any affiliate of any of them to compete with any other person in any line of business or geographic region (or that following the Effective Time would limit the right or the ability of Parent or its affiliates to engage in any line of business or compete in any geographic area) or (B) obligates the Company or any of its Subsidiaries (or following the Effective Time, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive (or co-exclusive) basis or which contains “most favored nation” rights or similar rights;

(iii)
any Contract to or by which the Company or any of its Subsidiaries is a party or bound granting a third party a license, coexistence agreement, covenant-not-to-assert or similar right with respect to Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv)
any Contract pursuant to which the Company or any of its Subsidiaries has been granted any license, coexistence agreement, covenant-not-to-assert or similar right with respect to Intellectual Property, which license, covenant or other similar right is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses or similar non-exclusive rights for generally commercially available software or information technology services;

(v)
any Contract granting to any person an option or a first refusal, first offer or similar preferential right to purchase or acquire any securities or material assets of the Company or any of its Subsidiaries;

(vi)
any Contract (other than those solely between or among the Company and any Subsidiary of the Company) relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $250,000 other than accounts receivable and payable in the ordinary course of business;

(vii)
each Contract under which the Company has, directly or indirectly, made any loan, advance, extension of credit or capital contribution to, or other investment in, any person (other than to or in the Company or any of its Subsidiaries and other than in the ordinary course of business consistent with past practice);

(viii)
any joint venture, partnership, strategic alliance (whether exclusive or non-exclusive), collaboration or limited liability company agreement (other than such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar arrangement;

(ix)
any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger;

(x)
any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the acquisition or disposition of any assets (other than obligations set forth in the capital expenditure budget set forth on Section 5.01(a)(x) of the Company Letter and acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and that contains covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) outstanding as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole;

(xi)
any Contract that limits or restricts the ability of any of the Company or any of its wholly owned Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

(xii)
[Reserved];

(xiii)
any Contract under which there will be an acceleration of payments upon consummation of the Merger, or which gives another person a right to elect to cause an acceleration of payments upon consummation of the Merger, where such acceleration of payments would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xiv)
[Reserved];

(xv)
any Contract entered into in the past three (3) years involving any final adjudication or settlement of any actual or threated Legal Proceeding requiring a payment of greater than $100,000 that remains unpaid or which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xvi)
any Contract with any Governmental Entity or Regulatory Agency (other than Contracts with any Governmental Entity or Regulatory Agency as a client or customer entered into in the ordinary course of business) that imposes any material obligation or restriction on the Company or any of its Subsidiaries;

(xvii)
[Reserved];

(xviii)
any Contract for information technology services involving annual payments by the Company and its Subsidiaries of more than $250,000 that cannot be terminated by the Company or any of its Subsidiaries prior to the first anniversary of the date hereof; and

(xix)
any Contract other than a Contract that meets the description set forth in clause (xviii) above that requires by its terms, or is reasonably expected to result in, the payment of more than $250,000 by the Company or any of its Subsidiaries during the Company’s current fiscal year or any fiscal year thereafter.

(b)
The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (i) through (xix) of Section 3.09(a) are collectively referred to in this Agreement as “Material Contracts.”  The Company has made available to Parent a complete and correct copy of each of the Material Contracts as in effect as of the date of this Agreement (it being acknowledged by Parent and Sub that each Material Contract filed by the Company with the SEC in the Filed SEC Documents shall be deemed to have been made available to Parent and Sub), including all amendments or waivers thereto that remain in effect as of the date of this Agreement.  Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party or parties thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy Exceptions, except where failure of such Material Contract to be legal, valid, binding or enforceable would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach or default thereunder, except in each case as would not be reasonably expected to have a Material Adverse Effect.  To the knowledge of the Company, as of the date of this Agreement, there has occurred no event giving rise (with or without notice or lapse of time or both) to any right of termination, material amendment or cancelation of any counterparty under any Material Contract, except in each case as would not be reasonably expected to have a Material Adverse Effect.

Section 3.10
Permits; Compliance with Laws.

(a)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries holds all certificates, variances, charters, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the cancellation, withdrawal, revocation, termination, lapse, limitation, invalidation, suspension or adverse modification of any such Permits of the Company or any of its Subsidiaries.

(b)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and since January 1, 2021 has been, in compliance with all applicable Laws and Orders, and (ii) to the knowledge of the Company, no condition or state of facts exists that would reasonably be expected to give rise to a violation of, or a liability or default under, any applicable Law or Order.

(c)
As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2021, from any person that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to liability under, any Permit, applicable Law or Order or relates to the revocation or modification of any Order, and (b) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(d)
Since January 1, 2021 through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged violation of, or a liability or default under, any applicable Law or Order.

Section 3.11
Regulatory Matters.

(a)
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is, nor since January 1, 2021, has been, or has been required to be, registered, licensed or qualified as a bank, trust company, commodity trading advisor, commodity pool operator, introducing broker, futures commission merchant, swap dealer, transfer agent, real estate broker, municipal advisor, insurance company or insurance broker.

(b)
Since June 10, 2022, neither the Company nor any of its Subsidiaries has provided any investment management or investment advisory services, including sub-advisory services, that require such Company or Subsidiary to be registered (or to rely on an exemption from registration) as an “investment adviser” within the meaning of the Investment Advisers Act of 1940 (the “Investment Advisers Act”)or has been required to be registered (or to rely on an exemption from registration) under any similar applicable Law in any jurisdiction.  Prior to such date, since January 1, 2021, to the extent the Company or any Subsidiary of the Company provided such services, such services were provided by a Subsidiary of the Company that was a duly registered investment adviser under the Investment Advisers Act and, to the extent required, duly registered in any similar capacity in any other jurisdiction, and all such services were provided by the Company and any Subsidiary of the Company in compliance with applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)
The Company Broker-Dealer is the only Subsidiary of the Company that is a Broker-Dealer.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2021, the Company Broker-Dealer has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered, (ii) the Company Broker-Dealer is, and since January 1, 2021 has been, a member in good standing of FINRA and has not been, nor been required to be, a member of any other Self-Regulatory Organization, and (iii) to the knowledge of the Company, each natural person whose functions require him or her to be licensed as a representative or principal of, and registered with, the Company Broker-Dealer is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2021 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any applicable Law.

(d)
The Company has made available to Parent complete and correct copies of the Company Broker-Dealer’s current Form BD as of the date of this Agreement.  The Company will make available to Parent complete and correct copies of any Form BD filed with the SEC before the Closing Date by it or any of its Subsidiaries.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the current Form BD of the Company Broker-Dealer is, and any Form BD of the Company Broker-Dealer filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable and (ii) no fact relating to the Company Broker-Dealer or any “control affiliate” of the Company Broker-Dealer, as defined in Form BD, requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of the Company Broker-Dealer, as applicable.

(e)
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) none of the Company Broker-Dealer, or any of the Company’s other Subsidiaries, nor any of the Company Broker-Dealer’s “associated persons” (as defined in the Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such person’s current Form BD or current Forms U-4 or U-5) to the extent that such person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened by any Governmental Entity that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(f)
The Brokerage Services performed by the Company Broker-Dealer since January 1, 2021 have been conducted in compliance with all material requirements of the Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organization, as applicable, in each case except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (A) the Company Broker-Dealer has established, in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2021, written policies and procedures reasonably designed to achieve compliance with the Exchange Act and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) anti-money laundering laws, including a written customer identification program in compliance therewith, (iii) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties and (iv) identity theft laws, and (B) such BD Compliance Policies have been approved by such principals, managers and other supervisors as are required under the aforementioned laws, rules and regulations.

(g)
The Company Broker-Dealer currently maintains, and since January 1, 2021 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the Company Broker-Dealer, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act.

(h)
Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) no Governmental Entity has, since January 1, 2021, formally initiated any administrative proceeding or investigation into the Company Broker-Dealer and (ii) the Company Broker-Dealer has not received a written “wells notice”, other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Entity, or other notice alleging any material noncompliance with any applicable Law governing the operations of Broker-Dealers.  As of the date of this Agreement, the Company has no knowledge of any unresolved material violation or material exception raised in writing by any Governmental Entity with respect to the Company Broker-Dealer.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2021, the Company Broker-Dealer has not settled any claim or proceeding of the SEC, FINRA or any other Governmental Entity and (ii) the Company Broker-Dealer has not had an order, decree or judgement entered against it by a Governmental Entity in connection with any applicable Law governing the operation of Broker-Dealers.  As of the date hereof, the Company Broker-Dealer is not currently subject to, or has received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Entity, and no examination or inspection has been started or completed for which no examination report is available.

Section 3.12
Environmental Matters.  (a) The Company and its Subsidiaries are, and since January 1, 2021, have been in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes obtaining, maintaining and complying with any required permits and authorizations (“Environmental Permits”); (b) neither the Company nor any Subsidiary of the Company has received any written notice that remains outstanding from a Governmental Entity or any other person that alleges that the Company or any such Subsidiary is in violation of or liable pursuant to applicable Environmental Law or Environmental Permits; and (c) as of the date of this Agreement, there are no unresolved legal or administrative proceedings pending alleging that the Company or any of its Subsidiaries is liable pursuant to applicable Environmental Law, except with respect to any of the foregoing under (a), (b) or (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The representations and warranties set forth in this Section 3.12 are the Company’s sole and exclusive representations relating to environmental matters of any kind.

Section 3.13
Labor Relations.

(a)
As of the date of this Agreement, there are no collective bargaining agreements, labor union contracts, trade union agreements or other works council agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound and no such agreement is being negotiated by the Company or any of its Subsidiaries.

(b)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 1, 2021 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts, (ii) each of the Company and its Subsidiaries is, and since January 1, 2021 has been, in compliance with all applicable Laws and Orders relating to labor relations, employment and employment practices (including the hiring and termination of employees), terms and conditions of employment, payment of wages, classification of employees, disability accommodation, immigration, visa, work status, human rights, pay equity and workers’ compensation, (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity, and (iv) since January 1, 2021, the Company and its Subsidiaries have not effectuated a “plant closing” or “mass layoff” within the meaning of Worker Adjustment and Retraining Notification Act (and any similar foreign, state or local Law) (the “WARN Act”).

Section 3.14
Employee Benefits Matters.

(a)
Section 3.14(a) of the Company Letter sets forth a complete and correct list of all material Benefit Plans that are in effect as of the date of this Agreement.

(b)
The Company has delivered to Parent complete and correct copies of the following with respect to each material Benefit Plan, to the extent applicable: (i) such Benefit Plan (or, in the case of any unwritten Benefit Plans, written descriptions thereof), including any amendments thereto; (ii) the most recent annual report required to be filed with, delivered to or received by any Governmental Entity; (iii) the most recent summary plan description (if any), and any summary of material modifications; (iv) each trust agreement; (v) the most recent actuarial valuations for such Benefit Plan; and (vi) the most recent nondiscrimination test results for each Benefit Plan for which such test is required.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have established, administered, funded and maintained each Benefit Plan in compliance with the terms of such Benefit Plan and applicable Law, including ERISA and the Code.

(c)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Benefit Plan intended to be tax qualified under Section 401(a) of the Code has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) to the effect that such Benefit Plan is qualified and, to the knowledge of the Company, no event has occurred that could reasonably be expected to adversely affect the qualification of such Benefit Plan, and (ii) each Foreign Benefit Plan (A) that is required to have been approved by any non-United States Governmental Entity has been so approved or timely submitted for approval and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Benefit Plan that could reasonably be expected to affect any such approval relating thereto and (B) that is required to be funded or book-reserved has been so funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with the applicable Law.

(d)
Neither the Company nor any Commonly Controlled Entity has in the past six (6) years sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any plan that is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iv) a “multiple employer plan” (within the meaning of Section 413 of the Code or that has been subject to Section 4063 or 4064 of ERISA), or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e)
No Benefit Plan that provides welfare benefits, whether or not subject to ERISA, provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state or foreign Law.

(f)
Neither the execution of this Agreement nor the Stockholder Approval nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) entitle any Company Personnel to severance pay, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of, compensation due to any Company Personnel, (iii) require any funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), or (v) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated by this Agreement, the Surviving Corporation, to merge, amend or terminate any Benefit Plan or permit any third-party to a Foreign Benefit Plan to unilaterally amend or terminate such Foreign Benefit Plan.

(g)
No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any taxes imposed under Section 4999 or 409A of the Code (or any corresponding Federal, state or local taxes).

(h)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to, and, to the knowledge of the Company, there are no, pending claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or Legal Proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan.

(i)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Benefit Plan, in the past six (6) years, there has not occurred any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

(j)
Since January 1, 2021, to the knowledge of the Company, (i) no written or oral allegations of sexual harassment, discrimination or misconduct have been made against any employee of the Company with the title of vice president or above, (ii) there are no investigations or other Legal Proceedings pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment, discrimination or misconduct by any employee of the Company with the title of vice president or above, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, discrimination or misconduct by any employee of the Company with the title of vice president or above.

Section 3.15
Taxes.  For the purposes of this Agreement: (i) ”taxes” means all federal, state and local (in each case, whether domestic or foreign) taxes, levies, imposts, assessments, duties or similar charges of any kind whatsoever in the nature of a tax, including all corporate franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, severance, compensation, utility, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, windfall profits, premium, goods and services, branch, capital stock, estimated, recapture and other taxes, and including any interest, fines, penalties or additions imposed with respect thereto by any taxing authority; (ii) ”taxing authority” means any Governmental Entity exercising authority in respect of the assessment or collection of any taxes; and (iii) ”tax return” means any federal, state or local (in each case, whether domestic or foreign) return, declaration, report, estimate, election, disclosure, form, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document in each case filed or required to be filed with a Governmental Entity relating to taxes (including any related or supporting information with respect thereto, any schedule or attachment thereto and including any amendment thereof).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that such exception shall not apply with respect to Section 3.15(h)):

(a)
Each of the Company and its Subsidiaries has timely filed (taking into account all extensions) all tax returns required to be filed in the manner prescribed by applicable Law.  All such tax returns are true, complete and correct in all respects.  Each of the Company and its Subsidiaries has timely paid (taking into account all valid extensions) all taxes due from it with respect to the taxable periods covered by such tax returns and all other taxes due for which the Company or any of its Subsidiaries is liable (including as a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign tax Law)), except for taxes for which reserves have been established on the financial statements of the Company in accordance with GAAP.

(b)
No tax return of the Company or any of its Subsidiaries is under, or has been threatened in writing with, any audit or examination by any taxing authority which audit or examination has not been closed, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries which audit or examination has not been closed.  Each deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries (including as a transferee or successor).  No written claim has been made within the past six (6) years by a Governmental Entity that the Company or any of its Subsidiaries is subject to taxation in, or required to file tax returns in, a jurisdiction in which it does not currently file tax returns.

(c)
There is no currently effective agreement or other document waiving any statute of limitations with respect to taxes or extending the period of assessment or collection of any taxes, and no request for any such waiver or extension has been made that remains currently pending by or on behalf of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received, or requested, any ruling or determination from any taxing authority which would be binding on the Company or its Subsidiaries after the Closing Date.

(d)
No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(e)
Neither the Company nor any of its Subsidiaries (i) is a party to, bound by or currently has any liability under any tax sharing agreement, tax indemnity agreement or similar agreement or arrangement with respect to taxes (including any “closing agreement” pursuant to Section 7121 of the Code (or similar provision of state, local, or foreign Law), or other agreement relating to taxes with any taxing authority) (other than (x) any such agreement that is solely between or among the Company and/or any of its Subsidiaries or (y) any customary tax indemnification provisions in ordinary course commercial agreements that are not primarily related to taxes) or (ii) has any liability for the taxes of any person pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or foreign tax Law) (other than a member of the consolidated U.S. federal income tax group of which the Company is the common parent), as a transferee or successor, or by contract.

(f)
Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any change in method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. tax Law) effected prior to the Effective Time, (ii) prepaid amounts or deferred revenue received on or prior to the Effective Time, (iii) any open transaction disposition entered into prior to the Effective Time, (iv) any “closing agreement” as described in Section 7121 of the Code or similar provision of state, local, or foreign Law executed on or prior to the Effective Time, or (v) any intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law) with respect to a transaction or event occurring on or prior to the Effective Time. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(g)
Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes and has, within the time and the manner prescribed by Law, collected, deducted or withheld from and paid over to the proper taxing authorities all amounts required to be so collected, deducted or withheld and paid over in accordance with such applicable Laws.

(h)
Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two (2)‑year period ending on the date of this Agreement.

(i)
Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local, or foreign Law.

(j)
Neither the Company nor any of its Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act that would be outstanding as of the Closing Date.

(k)
Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company in this Agreement with respect to taxes, other than the representations in this Section 3.15 and, to the extent specifically relating to taxes, Section 3.14.

Section 3.16
Properties.

(a)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased real property and leased tangible assets has valid and enforceable leasehold interests in, all of its properties and tangible assets, free and clear of all Liens, except for (i) Liens for (x) taxes not yet due and payable or (y) that are being contested in good faith through appropriate proceedings and, in the case of this clause (y), for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) non-monetary Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby, or (v) Liens securing obligations under or in connection with the Company Credit Agreement (including Loan Document Obligations and Secured Obligations, in each case, as defined in the Company Credit Agreement) (collectively, “Permitted Liens”).

(b)
Section 3.16(b) of the Company Letter sets forth a complete and correct list of all material real property and material interests in real property leased by the Company or any of its Subsidiaries as of the date of this Agreement (each such property, a “Leased Real Property” and each lease, sublease or other agreement relating to such Leased Real Property, a “Lease”).  A complete and correct copy of each Lease (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto) as of the date of this Agreement related to each Leased Real Property as set forth in Section 3.16(b) of the Company Letter has been made available to Parent prior to the date of this Agreement.

(c)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Leased Real Property: (i) the Merger and the transactions contemplated by this Agreement do not require the consent of any party to any Lease, (ii) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (iii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(d)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforceability thereof may be limited by the Bankruptcy Exceptions, and each such Lease is in full force and effect and (ii) neither the Company nor its applicable Subsidiary, nor to the knowledge of the Company, any other party thereto, is in breach or default under any Lease.

(e)
Neither the Company nor any of its Subsidiaries owns, and has not in the past owned, any real property.

(f)
The Leased Real Property constitutes all the real property currently used by the Company and its Subsidiaries in the operation of the business.  As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.17
Intellectual Property.

(a)
Section 3.17(a) of the Company Letter lists, as of the date of this Agreement, the Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries and is registered with, issued by or the subject of a pending application before any applicable Governmental Entity or Internet domain name registrar.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all of the registrations, issuances and applications set forth on Schedule 3.17(a) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and (ii) payment of all renewal and maintenance fees finally due in respect thereof have been duly made.

(b)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries exclusively owns all rights, title and interest in and to all Owned Intellectual Property, free and clear of Liens (other than Permitted Liens), and are licensed or otherwise have the right to use all other Company Intellectual Property.

(c)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries’ conduct of their business (including their use of the Owned Intellectual Property) do not infringe or otherwise violate any Intellectual Property of any third party in any material respect, and there is no action pending or, to the knowledge of the Company, threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Owned Intellectual Property.  To the knowledge of the Company, no person is infringing or otherwise violating any Owned Intellectual Property except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)
The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of the material Trade Secrets included in the Owned Intellectual Property.  To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such Trade Secrets included in the Owned Intellectual Property have not been disclosed to any person except pursuant to written non-disclosure obligations.

(e)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have obtained from all employees who have created or developed (or are creating or developing) material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, written agreements for the benefit of the Company and its Subsidiaries pursuant to which each such party assigns to the Company or one of its Subsidiaries all of the rights of such employees in the Intellectual Property created by such employees within the scope of such employee’s employment with the Company or its applicable Subsidiaries, or such rights in Intellectual Property have otherwise vested automatically in the Company or its Subsidiaries by operation of applicable Law.

(f)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i)(A) the Company and its Subsidiaries have not, since January 1, 2021, experienced any unauthorized access to or other breach of security with respect to the information technology systems owned, operated or controlled by the Company and its Subsidiaries (the “IT Systems”), and (B) there has been no event that would require the Company or its Subsidiaries to notify customers, employees, users, or any other persons that their Personal Data has been breached, exfiltrated or exposed under any applicable Laws, and (ii) the IT Systems (A) operate and perform as required by the Company and its Subsidiaries in connection with the conduct of their respective businesses, (B) to the knowledge of the Company, since January 1, 2021, have not malfunctioned or failed (except for malfunctions or failures that have been remedied in all material respects) and (C) to the knowledge of the Company, are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware”, “ransomware” or other malicious software.

(g)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries (i) have in place security controls, incident response plans and disaster recovery plans and procedures for the IT Systems that are at least as protective as is industry-standard, (ii) take reasonable actions to protect, maintain, audit, monitor and test the confidentiality, integrity, availability, redundancy, backup, continuous operation and security of the IT Systems, and to correct any problems that are identified and (iii) regularly train employees and users of the IT Systems to identify security threats and intrusions, and take steps to prevent security incidents.

(h)
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have since January 1, 2021 complied and are currently in compliance with (A) all applicable Laws relating to the collection, use, processing, transfer and storage of Personal Data, including, to the extent applicable to the Company and its Subsidiaries, the Federal Trade Commission Act and regulations promulgated thereunder, the SEC’s Regulation S-P, the Gramm-Leach-Bliley Act, the New York State Division of Financial Services Cybersecurity Regulation Part 500, the California Consumer Privacy Act, the California Privacy Rights Act, the Virginia Consumer Data Protection Act, all U.S. State data breach notification laws, the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States, the California Consumer Privacy Act, and China’s Personal Information Protection Law (collectively, the “Privacy Laws”); (B) their own respective privacy policies relating to the collection, storage, use, disclosure and transfer of any Personal Data collected by or on behalf of the Company or any of its Subsidiaries; and (C) to the extent applicable, the Contracts governing the use and disclosure of Personal Data to which the Company or any of its Subsidiaries is a party, (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of a complaint, action or investigation regarding its collection, use or disclosure of Personal Data that is pending or unresolved and (iv) the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Laws or result in or give rise to any right of termination or other right to impair or limit the Company’s any of its Subsidiaries’ rights to own or use any Personal Data used in or necessary for the conduct of its or their business.

Section 3.18
Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as are customary for businesses in the Company’s and its Subsidiaries’ business, (ii) all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation, (iii) the Company and each of its Subsidiaries maintains mandatory insurance policies as required by applicable Law and (iv) as of the date of this Agreement, there is no claim pending under any such policies as to which coverage has been questioned, denied or disputed.

Section 3.19
Action by Regulatory Agencies.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has since January 1, 2021, been ordered to pay any civil money penalty by, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its risk management policies, its management, its business or its ability to consummate the transactions contemplated hereby in a timely manner (each, a “Company Regulatory Agreement”), and (B) neither the Company or any of its Subsidiaries has been advised in writing, since January 1, 2021 through the date of this Agreement, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 3.20
Anti-Corruption; Economic Sanctions.

(a)
Since January 1, 2018, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries or any of their respective directors and officers has, and to the knowledge of the Company, nor has any other person acting on the Company’s or any of its Subsidiaries’ behalf, violated any Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries or any of their respective directors and officers has, and to the knowledge of the Company, nor has any other Company Representative (acting in the capacity of a Company Representative) nor any other person acting on the Company’s or any of its Subsidiaries’ behalf, offered, paid, promised to pay, or authorized the payment of, anything of value, including, cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any (A) officer, director, employee or agent of a Governmental Entity (including any partially or wholly state-owned or controlled enterprise); (B) political party, political party official, candidate for political office or member of a royal family; (C) officer, director, employee or agent of a public international organization (including the World Bank, United Nations and the European Union); or (D) person acting for or on behalf of any such Governmental Entity (any such person, a “Government Official”) or to any person under circumstances where the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Representative (acting in the capacity of a Company Representative) knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official (1) corruptly for the purpose of (I) influencing any act or decision of a Government Official in his or her official capacity, (II) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (III) securing any improper advantage, (IV) inducing a Government Official to influence or affect any act or decision of any Governmental Entity or (V) assisting the Company, any Subsidiary of the Company, or, to the knowledge of the Company, any Company Representative or any other person acting on their behalf in obtaining or retaining business for or with, or directing business to, the Company or any Subsidiary of the Company or (2) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b)
Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and at all times since January 1, 2018 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carry on, and has not since January 1, 2018 carried on, any business, directly or knowingly indirectly, involving any person, government, country or territory that at the time of such business is or was a Sanctions Target.  Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers or employees, is a Sanctions Target.

(c)
Since January 1, 2018, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) through the date of this Agreement, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees or any other person acting on their behalf received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law and (iii) the Company and its Subsidiaries have implemented and maintained at all times internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

(d)
For purposes of this Agreement:

(i)
“Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

(ii)
“Economic Sanctions/Trade Laws” means any of the following: (A) any applicable Laws of any jurisdiction concerning the importation of merchandise or items (including technology, services, and software), including those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (B) any applicable Laws of any jurisdiction concerning the exportation or re-exportation of items (including technology, services, and software), including those administered by the U.S. Department of Commerce or the U.S. Department of State, or (C) any economic sanctions administered by the United States (including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department), the United Nations Security Council, His Majesty’s Treasury, the European Union, or any other jurisdiction where the Company and each of its Subsidiaries conducts business, conducts financial transactions or owns assets (“Sanctions”).

(iii)
“Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and each of its Subsidiaries conducts business, conducts financial transactions or owns assets.

(iv)
“Sanctions Target” means: (A) any country, territory or government that is the target of comprehensive Sanctions, including, as of the date of this Agreement, Iran, Cuba, North Korea, Syria, the Government of Venezuela, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republics, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine (each a “Sanctioned Jurisdiction”); (B) a person that is designated on any list of sanctioned parties maintained by the United States, the United Nations, the European Union, His Majesty’s Treasury, or any other jurisdiction where the Company and each of its Subsidiaries conducts business, conducts financial transactions or owns assets, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; (C) a person that is located in or organized under the Laws of a Sanctioned Jurisdiction; or (D) a person owned fifty percent (50%) or more or controlled by a person identified in clauses (A), (B) or (C) above.

Section 3.21
State Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 4.07, (i) the approval of the Merger and the Voting Agreement by the Company Board constitutes the only action necessary to render inapplicable to this Agreement, the Voting Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement and the Voting Agreement, the restrictions on transactions with an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Voting Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement or the Voting Agreement, and (ii) no other state takeover or similar statute or regulation is applicable to this Agreement, the Voting Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement or the Voting Agreement.

Section 3.22
Voting Requirements.  Assuming the accuracy of the representations and warranties set forth in Section 4.07, the affirmative vote in favor of the adoption of this Agreement at the Stockholders Meeting (or any adjournment or postponement thereof) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law, the Company Charter, the Company Bylaws or otherwise) for the Company to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement.

Section 3.23
Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s or financial advisor’s or other non-hours-based fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has delivered to Parent complete and correct copies of all agreements under which each such fee or commission is payable, and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.

Section 3.24
Opinion of Financial Advisor.  The Company Board has received the opinion of Houlihan Lokey to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications, assumptions and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the Company Stockholders pursuant to this Agreement is fair, from a financial point of view, to such stockholders.  The Company, solely for informational purposes, has provided to Parent a copy of any such opinion, or, if such opinion has not been delivered to the Company Board in written form as of the execution of this Agreement, then the Company, solely for informational purposes, shall deliver to Parent a copy of any such opinion received by the Company Board in written form promptly following receipt thereof.

Section 3.25
No Other Representations and Warranties.  Except for the representations and warranties set forth in Article IV, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Sub to the Company, and Parent and Sub hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Sub, and notwithstanding the delivery or disclosure to the Company, any of its affiliates or any of the Company Representatives of any documentation or other information by Parent or Sub or any of their respective representatives or affiliates with respect to any one or more of the foregoing.  For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any other agreement entered into in connection with the transactions contemplated by this Agreement, including the Voting Agreement.

ARTICLE IV

Representations and Warranties of Parent and Sub

Except as set forth in the letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Letter”) (it being understood that disclosure contained in any section or subsection of the Parent Letter shall be deemed to qualify and be disclosed with respect to any other Section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to such other Section or subsection of this Agreement), Parent and Sub represent and warrant to the Company as follows:

Section 4.01
Organization.  Parent is a limited liability company and Sub is a corporation, and each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted.  Parent is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 4.02
Authority; Noncontravention.

(a)
Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the sole stockholder of Sub.  The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub or any of their affiliates are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the sole stockholder of Sub.  No vote of the holders of any securities of Parent is necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Sub, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy Exceptions.  The board of directors of Sub duly, validly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that it is in the best interests of the sole stockholder of Sub for Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted to the sole stockholder of Sub and (iv) recommending that this Agreement be adopted by the sole stockholder of Sub, which resolutions have not been rescinded, modified or withdrawn in any way.  The board of directors of Parent has duly, validly and unanimously adopted resolutions approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.

(b)
The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of, any obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Sub, (B) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (C) subject to the governmental Filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by the sole stockholder of Sub) or Order, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)
No Consents of, or Filings with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the Filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Law, (B) the filing with the SEC of any Filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or state securities Laws or “blue sky” Laws, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) any Filings required under the rules and regulations of the NYSE or any other applicable stock exchange, (E) any Filings required by the United Kingdom Financial Conduct Authority (“FCA”) pursuant to the Financial Services and Markets Act 2000 (“FSMA”) and the FCA’s approval thereof, (F) any Filings required by the Hong Kong Securities and Futures Commission (“SFC”) pursuant to the Securities and Futures Ordinance (Cap. 571) and the SFC’s approval thereof, (G) any Filings required by MAS pursuant to the SFA and MAS’ approval thereof, (H) any Filings required by the German Federal Financial Services Authority (“BaFin”) pursuant to WpIG and BaFin and Bundesbank’s approval (or non-objection upon expiration of the approval period) thereof and (I) such other actions, Consents or Filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, Parent and its affiliates (1) are not aware of any reason related to Parent, its affiliates, or the transactions contemplated hereby (including the Merger) that gives any of them reason to believe that the Requisite Regulatory Approvals will not be obtained in the ordinary course and without material delay and (2) are compliant in all material respects with all Laws applicable to the conduct of their respective businesses, the noncompliance with which would reasonably be expected to prevent or delay receipt of the Requisite Regulatory Approvals.

Section 4.03
Litigation.  As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent or Sub, threatened against Parent or any of its affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  As of the date of this Agreement, there is no Order outstanding against Parent or any of its affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  Since January 1, 2021, none of Parent or any of its affiliates has received any written notice alleging any non-compliance or violations of Law from, or any written notice of any actual or pending investigations by, any Governmental Entity, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04
Information Supplied.  None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company Stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its affiliates specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.05
Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement.

Section 4.06
Sufficient Funds.  Parent and Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement, including payment in full of the aggregate Merger Consideration with respect to all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) Canceled Shares and (B) Dissenting Shares) and the amounts payable to the holders of PSUs, repayment in full of all obligations under the Company Credit Agreement and payment of all associated fees, costs and expenses.  Parent and Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.07
Ownership of Company Common Stock.  None of Parent, Sub or any of their Subsidiaries, “affiliates” or “associates” (as such terms are used in Section 203 of the DGCL) is or has been at any time since the date three (3) years prior to the date of this Agreement an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

Section 4.08
No Other Representations and Warranties.  Except for the representations and warranties set forth in Article III, each of Parent and Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Sub with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the Merger, the other transactions contemplated hereby or otherwise, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Sub, or any of their respective representatives or affiliates, of any documentation or other information by the Company, any of its affiliates or any of the Company Representatives with respect to any one or more of the foregoing.  Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other person resulting from the distribution to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Sub in certain “data rooms” or management presentations in expectation of the Merger and the other transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III.  For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any other agreement entered into in connection with the transactions contemplated by this Agreement, including the Voting Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01
Conduct of Business.

(a)
Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law, (iii) for any commercially reasonable actions that the Company reasonably determines are necessary or prudent for the Company or its Subsidiaries to take in response to COVID-19 or COVID-19 Measures (provided, that with respect to this clause (iii), the Company has provided prior notice to and consults with Parent in good faith to the extent any such actions would otherwise require consent of Parent under this Section 5.01(a), unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case the Company shall provide notice to Parent as soon as reasonably practicable), (iv) as specifically directed by Parent or any of its affiliates or (v) as specifically contemplated by this Agreement or as set forth in Section 5.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) carry on its and their businesses in all material respects in the ordinary course consistent with past practice and (B) to the extent consistent therewith, keep available the services of their present officers and other employees, and preserve substantially intact their relationships with their business partners and others having material business dealings with them; provided, however that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of the next sentence of this Section 5.01(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall be deemed to have provided its prior written consent if it fails to acknowledge or otherwise respond to the Company’s request for consent within five (5) Business Days of Parent’s receipt of such request, with all communications pursuant to this proviso to be made in accordance with Section 5.01(c), (ii) as required by applicable Law, (iii) for any commercially reasonable actions that the Company reasonably determines are necessary or prudent for the Company or its Subsidiaries to take in response to COVID-19 or COVID-19 Measures (provided, that with respect to this clause (iii), the Company has provided prior notice to and consults with Parent in good faith to the extent any such actions would otherwise require consent of Parent under this Section 5.01(a), unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case the Company shall provide notice to Parent as soon as reasonably practicable), (iv) as specifically directed by Parent or any of its affiliates, or (v) as specifically contemplated by this Agreement or as set forth in Section 5.01(a) of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)
(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for (1) regular quarterly cash dividends by the Company at a rate not in excess of $0.10 per share of Company Common Stock or (2) dividends or distributions paid by any of its Subsidiaries to the Company or other Subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests or (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any RSUs and PSUs, except pursuant to the forfeiture conditions of such RSUs or PSUs or the tax withholding provisions of such RSUs or PSUs, in each case to the extent contemplated by the terms of such awards as in effect on the date of this Agreement) other than transactions solely among the Company and/or its Subsidiaries;

(ii)
issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the vesting and settlement of RSUs and PSUs, in each case, outstanding as of the date of this Agreement and required by the terms of the Company Stock Plans or applicable award agreements as in effect on the date of this Agreement) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents, except, in each case of this clause (ii), for any issuance, delivery, sale, pledge or other encumbrance solely between or among the Company and its wholly owned Subsidiaries;

(iii)
amend or propose to amend the Company Charter and the Company Bylaws or any of its Subsidiaries’ certificates of incorporation or bylaws (or similar organizational documents) other than immaterial amendments to organizational documents of the Company’s Subsidiaries;

(iv)
adopt or implement any stockholder rights plan or similar arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Voting Agreement or the other transactions contemplated hereby;

(v)
acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with such transaction would be in excess of $50,000 individually or $150,000 in the aggregate, other than any such action solely between or among the Company and its Subsidiaries (it being understood and agreed that this clause (v) does not apply to acquisitions or other expenditures permitted under clause (x));

(vi)
merge or consolidate the Company or any of its Subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its Subsidiaries (other than the Merger or transactions solely between or among the Company and its Subsidiaries);

(vii)
enter into any joint venture, partnership, strategic alliance (whether exclusive or non-exclusive), or similar arrangement;

(viii)
(A) sell, lease, license, sell and lease back, mortgage or otherwise dispose of any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities, but in each case, other than Owned Intellectual Property, which are the subject of Section 5.01(a)(xviii)), except for sales in the ordinary course of business consistent with past practice that do not exceed $250,000 individually or $500,000 in the aggregate (with such amounts tied to the highest of sales price, lifetime value or face value) or (B) subject any of its assets, properties or rights, or any part thereof, to any Lien or suffer such to exist (other than Permitted Liens) except, in each case of this clause (viii), pursuant to Contracts in effect on the date of this Agreement;

(ix)
(A) repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or similar arrangement or an issuance or sale of debt securities (other than (w) indebtedness between or among the Company or any of its Subsidiaries, (x) guarantees of indebtedness for borrowed money of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, (y) incurrences and prepayments of debt under the Company Credit Agreement, and (z) the refinancing of the Company Credit Agreement (provided, that in the case of this clause (z), any indebtedness for borrowed money incurred in connection therewith is prepayable or redeemable (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency or similar breakage costs) in connection with the consummation of the Closing)), or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or (B) make any loans, advances or capital contributions to any other person, other than (1) the Company or any direct or indirect Subsidiary of the Company and (2) advances of travel and similar expenses to directors and employees in the ordinary course of business consistent with past practice and in compliance with applicable Law;

(x)
incur or commit to incur any capital expenditures or any obligations or liabilities in connection therewith in amounts that exceed, by more than $250,000 individually or $500,000 in the aggregate, the amount set forth in the capital expenditure budget set forth on Section 5.01(a)(x) of the Company Letter;

(xi)
(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any settlement or satisfaction that results solely in monetary obligations of the Company and its Subsidiaries not in excess of $100,000 individually or $200,000 in the aggregate and that does not include any material obligation to be performed by, or material restriction imposed against, the Company or its Subsidiaries following the Closing Date or (B) waive, relinquish, release, grant, transfer or assign any right of material value other than in the ordinary course of business consistent with past practice (it being agreed and understood that this clause (xi) shall not apply in respect of any claims, liabilities or obligations in respect of taxes, which are governed by clause (xx));

(xii)
(A) enter into any lease, license, sublease or sublicense of real property (whether as a lessor, sublessor, licensor, lessee, sublessee or sublicensee), (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property, (C) acquire any interest in real property or (D) sell, lease, license, sublicense, assign, transfer, dispose of, or create any Lien on any material real property interest;

(xiii)
enter into, modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract (or any Contract that would have been a Material Contract if it were in effect as of the date of this Agreement) or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case, other than (x) any renewal or extension of a Contract in the ordinary course of business following prior notice to and consultation with Parent or (y) the entry into any Contract effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted by this Section 5.01(a);

(xiv)
except as required by any Benefit Plan as in effect on the date of this Agreement, (A) adopt, establish, enter into, terminate or materially amend any Benefit Plan, (B) pay any bonus to, or increase or make any commitment to increase, the compensation or benefits (including bonuses, cash incentives, severance, separation, change in control, termination, retention or similar compensation or benefits) of, any Company Personnel, (C) grant or amend any award under any Benefit Plan (including any equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or awards made thereunder, (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to any Company Personnel, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (F) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or otherwise, (G) hire any Company Personnel (other than (x) new hires in the ordinary course of business consistent with past practice with respect to any individual who would have a title of vice president or below or (y) replacement hires who have a title of vice president or below on substantially similar terms of employment as the vice president or below being replaced) or terminate the employment of any Company Personnel who have a title of vice president or below (other than for cause, as determined by the Company in its reasonable discretion consistent with past practice), (H) implement any “plant closing,” “mass layoff,” or similar action under the WARN Act, or (I) remove, waive or modify (in a manner adverse to the Company and its Subsidiaries) any restrictive covenant agreements with any Company Personnel;

(xv)
adopt, amend or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of the Company or any of its Subsidiaries, or recognize or certify any union, works council or similar employee representative as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xvi)
change its financial accounting policies or procedures, other than as required by GAAP or applicable Law;

(xvii)
write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(xviii)
sell, assign, transfer, dispose of, create any Lien on (other than Permitted Liens), fail to maintain, waive, allow to lapse, abandon, license or sublicense, or grant any covenant-not-to-assert or other right to any third party with respect to any Owned Intellectual Property, except for licenses, sublicenses or similar rights in the ordinary course of business consistent with past practice;

(xix)
enter into any new line of business or exit an existing line of business;

(xx)
(A) adopt or change any annual tax accounting period or material method of tax accounting, (B) waive, release, settle or compromise any material suit, claim, action, assessment, investigation, proceeding or audit with respect to taxes, (C) make, revoke or change any material tax election, (D) file any material amended tax return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law), (F) surrender any right to claim a material refund of taxes (including any such refund to the extent it is used to offset or otherwise reduce tax liability), or (G) enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than (1) any such agreement that is solely between or among the Company and/or any of its Subsidiaries or (2) any customary tax indemnification provisions in ordinary course commercial agreements that are not primarily related to taxes), in each case, if such action would result in a material increase in the tax liability of the Company and its Subsidiaries;

(xxi)
[Reserved]; or

(xxii)
authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)
Notwithstanding anything to the contrary in this Section 5.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

(c)
The parties hereto acknowledge and agree that an e-mail from one or more of the individuals set forth in Section 5.01(c) of the Company Letter (or such other individuals as Parent may specify by notice to the Company) specifically referencing this Section 5.01 and expressly granting consent shall constitute a valid form of consent of Parent for all purposes under this Section 5.01.

Section 5.02
No Solicitation.

(a)
Upon execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Company Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any Company Representative to continue, any and all existing activities, discussions or negotiations with any third party conducted heretofore with respect to any possible Takeover Proposal.  In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Company shall (i) request each person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement in connection with such person’s consideration of making a Takeover Proposal, to promptly return or destroy all non-public information furnished to such person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (ii) immediately terminate all physical and electronic data room access for such persons and their representatives to diligence or other information regarding the Company or any of its Subsidiaries.  The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or explicit or implicit standstill obligations (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Takeover Proposal and shall enforce the provisions of any such agreement; provided, that the Company shall be permitted on a confidential non-public basis to release or waive any such standstill obligations or similar agreements solely to the extent necessary to permit the relevant party thereto to submit a Takeover Proposal to the Company Board on a confidential non-public basis if the Company Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.  The Company shall provide written notice to Parent of the release or waiver of any standstill obligations or similar agreements by the Company reasonably promptly following, but in any event within 24 hours of, such release or waiver, including disclosure of the identities of the parties thereto and circumstances relating thereto.

(b)
Except as permitted by this Section 5.02, the Company shall not, shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall not authorize or knowingly permit its other Company Representatives to, and shall direct and use its reasonable best efforts to cause each of its other Company Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage, knowingly induce or knowingly facilitate, any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information (or access thereto), in any such case in connection with or for the purpose of facilitating, any Takeover Proposal, (iii) except as set forth below with respect to a Permitted Confidentiality Agreement, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) relating to any Takeover Proposal, (iv) approve, authorize, agree or publicly announce any intention to do any of the foregoing or (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or any “significant business transaction”.  Notwithstanding anything to the contrary contained in Section 5.02(a) or the first sentence of this Section 5.02(b), at any time prior to obtaining the Stockholder Approval, (i) in response to a written unsolicited Takeover Proposal (ii) that the Company Board determines in good faith to (a) be bona fide and (b) constitute, or would reasonably be expected to result in, a Superior Proposal, and (iii) which Takeover Proposal did not result from a material breach of this Section 5.02 or any other provision of this Agreement, the Company may, and may permit and authorize its Subsidiaries and the Company Representatives to, in each case subject to compliance with Section 5.02(g) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives and financing sources) pursuant to a confidentiality agreement that contains terms that are no less restrictive on such person in all material respects than those contained in the Confidentiality Agreement, dated May 5, 2023, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) and that shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement or to comply with its disclosure obligations to Parent pursuant to this Agreement (a “Permitted Confidentiality Agreement”) (provided, that such information may only be so furnished if it has previously been provided, or is substantially concurrently provided, to Parent) and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives and financing sources) regarding such Takeover Proposal.

(c)
For purposes of this Agreement:

(i)
the term “Takeover Proposal” means any proposal or offer from any person or group of persons (other than, in each case, Parent or Sub or any of their affiliates), relating to a transaction or a series of related transactions (other than the transactions contemplated by this Agreement), providing for any merger, consolidation, business combination, recapitalization, reorganization, share exchange, or similar transaction involving the Company or any of its Subsidiaries, in each case, involving any direct or indirect acquisition (including by way of any of the foregoing, a tender offer, exchange offer or any other similar transaction), of (A) tangible or intangible assets or businesses that constitute or represent 20% or more of the total consolidated revenue, net income, or total consolidated assets, in each case, of the Company and its Subsidiaries, taken as a whole (it being understood that such determination includes equity securities of Subsidiaries), or (B) 20% or more of the outstanding shares of Company Common Stock or of any class of equity or voting interests in the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; and

(ii)
the term “Superior Proposal” means any bona fide written Takeover Proposal that did not result from a material breach of this Section 5.02 (with the percentages set forth in the definition thereof changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) (A) is on terms that are more favorable from a financial point of view to the Company Stockholders than the transactions contemplated by this Agreement, taking into account financial, legal, regulatory, financing, certainty and timing of consummation and all of the other terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company prior to the expiration of the applicable periods referred to in Section 5.02(e) below in response to such Superior Proposal or otherwise) and (B) is reasonably likely to be completed in accordance with its terms.

(d)
Neither the Company Board nor any committee thereof shall (i)  withdraw, qualify or modify in a manner adverse to Parent, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement that is mailed by the Company to the Company Stockholders, (iii) if any Takeover Proposal that is structured as a tender offer or exchange offer for the outstanding shares of Company Common Stock is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance by the Company Stockholders of such tender offer or exchange offer (any such action described in the foregoing clauses (i) through (iii), an “Adverse Recommendation Change”), (iv) adopt or approve any Takeover Proposal or recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Takeover Proposal or (v) cause or permit the Company to enter into any Acquisition Agreement constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a Permitted Confidentiality Agreement in accordance with Section 5.02(b)).

(e)
Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to a Superior Proposal not resulting from a material breach by the Company of this Section 5.02, effect an Adverse Recommendation Change or terminate this Agreement to enter into an alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(ii), or resolve or agree to take any such action, if and only if all of the following conditions are satisfied:

(i)
(A) the Company Board shall have first provided prior written notice to Parent (a “Superior Proposal Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 5.02(e)(i), the “Superior Proposal Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in accordance with Section 8.01(d)(ii), as applicable, which notice shall attach in full, (1) complete and correct copies of the most current version of any written agreement or agreements (and all relevant schedules, appendices, annexes, exhibits and other attachments relating thereto) relating to the transaction that constitutes such Superior Proposal, (2) complete and correct copies of any financing commitments and other relevant financing-related documents relating thereto, and (3) the identity of such person(s) making such Superior Proposal, and (B) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(ii), the Company and the Company Representatives shall (to the extent Parent desires to negotiate) negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent with respect to proposed adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period to expire on the later to occur of (x) two (2) Business Days and (y) the expiration of the original four (4) Business Day period); and

(ii)
the Company Board shall have resolved in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 8.01(d)(ii) would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)
Notwithstanding any provision in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to an Intervening Event, effect an Adverse Recommendation Change, if and only if all of the following conditions are satisfied:

(i)
(A) the Company Board shall have first provided prior written notice (an “Intervening Event Notice”) to Parent at least four (4) Business Days in advance (as modified, extended or continued by this Section 5.02(f), the “Intervening Event Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change pursuant to this Section 5.02(f), which notice shall describe the Intervening Event in reasonable detail, and (B) during the applicable Intervening Event Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change in response to an Intervening Event, the Company and the Company Representatives shall (to the extent Parent desires to negotiate) negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent with respect to proposed adjustments to the terms and conditions of this Agreement so that the failure to make such Adverse Recommendation Change is no longer inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) shall require a new Intervening Event Notice with a new Intervening Event Notice Period to expire on the later to occur of (x) two (2) Business Days and (y) the expiration of the original four (4) Business Day period); and

(ii)
the Company Board shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that, in light of such Intervening Event and taking into account any revised terms proposed by Parent, such Intervening Event continues to constitute an Intervening Event and that the failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

For the purposes of this Agreement, the term “Intervening Event” means any event, development or change in circumstances that was not known to the Company Board, or the consequences of which were not reasonably foreseeable, as of the date of this Agreement, which event, change or development becomes known to the Company Board prior to obtaining the Stockholder Approval; provided, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal or (B) any change in the price or trading volume of the Company Common Stock or any other securities of the Company (provided, that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

(g)
In addition to the obligations of the Company set forth in paragraphs (a), (b), (d) and (e) of this Section 5.02, the Company shall, as promptly as practicable and in any event within 24 hours after it has knowledge of the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that contemplates or is in furtherance of a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person or persons making any such Takeover Proposal, request or inquiry.  Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) keep Parent (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Takeover Proposal, request or inquiry and (B) the Company shall, as promptly as practicable (and in any event within 24 hours following the receipt or delivery thereof), provide Parent (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including all relevant schedules, appendices, annexes, exhibits and other attachments thereto) relating to any Takeover Proposal and any financing commitments relating thereto.

(h)
Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board determines in good faith that failure to so disclose would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that in no event shall the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(d) except to the extent permitted by Section 5.02(e) or Section 5.02(f); provided, further, that any public disclosure by Company pursuant to this Section 5.02(h) relating to any Takeover Proposal shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, an Adverse Recommendation Change has been made (and has not been rescinded) in compliance with this Section 5.02.

ARTICLE VI

Additional Agreements

Section 6.01
Preparation of the Proxy Statement; Stockholders Meeting.

(a)
As promptly as reasonably practicable following the date of this Agreement, and in any event prior to the date that is thirty (30) Business Days after the date of this Agreement (so long as Parent promptly complies with its obligations under this Section 6.01(a)), the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC the preliminary Proxy Statement.  Each of the Company and Parent shall furnish all information concerning such person (and, with respect to Parent’s obligations, Sub) to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall give reasonable and good faith consideration to all comments reasonably proposed by Parent.  If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)
The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company Stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Sub specifically for inclusion or incorporation for reference therein.  Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)
The Company shall, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement with the SEC and subject to applicable Law, the Company Charter, the Company Bylaws and the rules of the New York Stock Exchange, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval and (ii) commence mailing the Proxy Statement to the Company Stockholders as promptly as reasonably practicable after (and in any event, unless otherwise agreed by the Company and Parent, within ten (10) Business Days after) either (A) the day that is ten (10) days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC staff does not provide comments or indicates that it does not plan to provide comments or (B) being informed by the SEC staff that it has no further comments on the Proxy Statement.  The Company will schedule the Stockholders Meeting to be held as soon as reasonably practicable after the initial mailing of the Proxy Statement.

(d)
Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to postpone or adjourn the Stockholders Meeting without the consent of Parent if, but only if, (i) the Company is unable to obtain a quorum of its stockholders at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Stockholder Approval, (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement or to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Stockholders Meeting or (iv) the Company is required to do so by a court of competent jurisdiction in connection with any Transaction Litigation; provided, that in no event shall the Stockholders Meeting be postponed or adjourned (A) with respect to Section 6.01(d)(i), by more than thirty (30) days after the date on which the Stockholders Meeting was (or was required to be) originally scheduled, without the prior written consent of Parent, (B) with respect to Section 6.01(d)(iii), by more than ten (10) Business Days, or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law (it being agreed by the parties that such ten (10) Business Day period shall recommence if the Company (after consultation with outside legal counsel) shall determine supplemental or amended disclosure is required to be disseminated and reviewed by stockholders of the Company during such original ten (10) Business Day period) or (C) otherwise, except with respect to postponements or adjournments pursuant to Section 6.01(d)(iv), by more than ten (10) Business Days at a time without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company shall, at the instruction of Parent, postpone or adjourn the Stockholders Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Stockholder Approval.  In no event shall the record date of the Stockholders Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may change the record date of the Stockholders Meeting without prior written consent of Parent in the event that (1) supplemental or amended disclosure is required to be disseminated to stockholders, the meeting is postponed or adjourned, in accordance with this Section 6.01(d) or (2) the Company postpones the Stockholders Meeting at the instruction of Parent and, in either case, as a result, the initial record date fixed by the Company Board is more than sixty (60) days before the date of the subsequent meeting.  The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement shall be considered at the Stockholders Meeting.  Except to the extent an Adverse Recommendation Change expressly permitted by Section 5.02(e) or Section 5.02(f) has been effected, (1) the Company Board shall include the Company Board Recommendation in the Proxy Statement and (2) the Company shall use its reasonable best efforts to solicit votes of the Company Stockholders in favor of obtaining the Stockholder Approval.  The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by Parent.

Section 6.02
Access to Information; Confidentiality.

(a)
The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, auditors, consultants and other representatives and advisors access upon reasonable advance notice, during normal business hours in a manner as to not unreasonably interfere with the conduct of business of the Company and its Subsidiaries during the period prior to the earlier of the Effective Time or the termination of this Agreement to their respective properties, assets, books, records, Contracts, Permits, documents, information, auditors, auditor’s work papers, directors, officers and employees.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines (upon the advice of outside counsel) that such access or disclosure could jeopardize the attorney‑client privilege of the Company or any of its Subsidiaries or conflict with or violate any applicable Law or any Contract, including any confidentiality obligations contained therein, to which the Company or any of its Subsidiaries is a party; provided, that the Company shall use its reasonable best efforts (i) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (ii) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.  Except as required by any applicable Law or Order, Parent shall treat and shall direct its representatives to treat, all information received from the Company pursuant to this Section 6.02(a) confidential in accordance with the Confidentiality Agreement.

(b)
Subject to applicable Law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, use reasonable best efforts to cooperate with respect to transition and integration planning matters in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

Section 6.03
Reasonable Best Efforts; Consultation and Notice.

(a)

(i)
Subject to the terms and conditions of this Agreement (including Section 6.03(a)(i)), each party will use and will cause its respective affiliates to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (A) obtain the Requisite Regulatory Approvals in order to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event no later than the Termination Date and (B) obtain all necessary Consents or waivers and deliver all notifications pursuant to any Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) in connection with this Agreement and the consummation of the Merger, in each case to the extent directed to do so by Parent following consultation therewith; provided, that with respect to this clause (B), the Company and its Subsidiaries shall not have any obligation to make any payments or incur any liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Legal Proceeding in order to obtain any such Consents or waivers, and neither the Company nor any of its Subsidiaries shall have any liability whatsoever to Parent or any of its affiliates arising out of or relating to the failure to obtain any such Consents or waivers, and the failure to receive any such Consents or waivers shall not be taken into account with respect to whether any condition to the Closing set forth in Article VII shall have been satisfied.

(ii)
In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (A) prepare and file any notification and report forms and related material required under the HSR Act no later than ten (10) Business Days following the date of this Agreement, and prepare and file any additional Filings or notifications and related materials that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as reasonably practicable and advisable, (B) provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Entities under applicable Antitrust Laws (if any) and (C) use its reasonable best efforts to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the transactions contemplated by this Agreement by the DOJ or FTC or other applicable Governmental Entities.

(iii)
Notwithstanding anything to the contrary in this Agreement, none of Parent, Sub or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, take any of the following actions, or commit to take any of the following actions, or agree to any condition or limitation with respect to Parent, its affiliates, the Company, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements, and any Intellectual Property rights thereto or embodied therein:  (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Parent or any of its affiliates (including the Company or any of its Subsidiaries), (B) taking or committing to take such other actions that may limit or impact Parent’s or any of its affiliates’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its affiliates’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, product lines, contracts, customers or assets, (C) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated by this Agreement, in any case, that may be issued by any court or other Governmental Entity and (D) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective affiliates.  Notwithstanding anything to the contrary contained in this Section 6.03(a) or elsewhere in this Agreement, none of Parent, the Company or any of their respective affiliates shall be required to take any such action, or commit to take any such action, or agree to any such condition or limitation that is not conditioned on the consummation of the Merger.

(iv)
In furtherance and not in limitation of the covenants of the parties contained in this Section 6.03(a), if any administrative or judicial action or proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the Merger or any of the other transactions contemplated by this Agreement, each of Parent and the Company shall, until the Termination Date, use its reasonable best efforts to (A) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (B) pursue vigorously all available avenues of administrative and judicial appeal and (C) seek to have vacated, lifted, reversed or overturned any Order that is in effect that prohibits, prevents or restricts consummation of any of the transactions contemplated by this Agreement.  To assist Parent in complying with its obligations set forth in this Section 6.03(a), the Company shall, and shall cause its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent.

(v)
Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent and their respective counsel shall, in connection with the efforts referenced in this Section 6.03(a), (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, (B) where legally permissible, have the right to review in advance, and to the extent practicable each shall consult and consider in good faith the views of the other on, any material Filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by this agreement, (C) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) or any other applicable Governmental Entity and (D) where legally permissible, promptly furnish each other with copies of all correspondence, Filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement.  Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity (other than the Governmental Entity set forth in Section 6.03(a)(v) of the Company Letter (provided, that Parent shall keep the Company reasonably apprised of any material discussions relating to the Merger with such Governmental Entity)) in respect of any Filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement.  The Company and Parent shall jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any necessary approvals under applicable Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 6.03(a).

(vi)
In furtherance and not in limitation of clause (v), as soon as reasonably practicable following the date hereof, the Company shall cause the Company Broker-Dealer to prepare and submit (A) a FINRA Application consistent with the requirements of FINRA Rule 1017 seeking approval of the change of ownership and control of such Company Broker-Dealer contemplated by this Agreement, and (B) the State BD Filings.  The form of the FINRA Application and the State BD Filings shall be subject to the approval of Parent, which approval shall not unreasonably be withheld, conditioned or delayed.  Parent shall (and shall cause its affiliates to) timely provide to the Company all information required to complete the FINRA Application and State BD Filings and respond to any further requests from FINRA or any other Governmental Entity.

(vii)
In furtherance and not in limitation of clause (v), as soon as reasonably practicable following the date hereof, Parent shall prepare and submit an application to the FCA consistent with the requirements of the FSMA seeking approval to acquire Greenhill & Co. International LLP.  The Company shall (and shall cause its affiliates to) timely provide to Parent all information required to complete the application to the FCA and respond to any further requests from the FCA or any other Governmental Entity.

(viii)
In furtherance and not in limitation of clause (v), as soon as reasonably practicable following the date hereof, Parent shall prepare and submit an application to the SFC consistent with the requirements of the Securities and Futures Ordinance (Cap. 571) seeking approval to acquire Greenhill & Co. Asia Limited.  The Company shall (and shall cause its affiliates to) timely provide to Parent all information required to complete the application to the SFC and respond to any further requests from the SFC or any other Governmental Entity.

(ix)
In furtherance and not in limitation of clause (v), as soon as reasonably practicable following the date hereof, Parent shall prepare and submit an application to MAS consistent with the requirements of the SFA seeking approval to acquire Greenhill & Co. Asia (Singapore) Pte. Ltd. The Company shall (and shall cause its affiliates to) timely provide to Parent all information required to complete the application to MAS and respond to any further requests from MAS or any other Governmental Entity.

(x)
In furtherance and not in limitation of clause (v), as soon as reasonably practicable following the date hereof, Parent shall prepare and submit an application to BaFin and Bundesbank consistent with the requirements of WpIG seeking approval to acquire Greenhill Europe GmbH & Co KG.  The Company shall (and shall cause its affiliates to) timely provide to Parent all information required to complete the application to BaFin and Bundesbank and respond to any further requests from BaFin, Bundesbank or any other Governmental Entity.

(xi)
In furtherance and not in limitation of clause (v), as soon as reasonably practicable following the date hereof, Parent shall prepare and submit an application to the Financial Services Agency of Japan.

(xii)
Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03(a) as “Outside Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.03(a), materials provided to the other party or its counsel may be redacted to remove legally privileged information or references concerning the valuation of the Company and its Subsidiaries.

(xiii)
Neither Parent nor Sub shall, nor shall they permit their respective affiliates to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or the risk of materially delaying the obtaining of, the Requisite Regulatory Approvals.

(b)
Each of the Company and Company Board shall, if any state takeover statute or similar statute or regulation, including the DGCL, is or becomes applicable to the Merger, this Agreement, the Voting Agreement, or to any of the other transactions contemplated by this Agreement, including the Voting Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement.

Section 6.04
Consultation and Notice.  Each party hereto shall give prompt notice to the other parties hereto upon having knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect, or of any failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case of this clause (a), if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause, in the case of notice to be given by the Company, any of the conditions to the obligations of Parent and Sub to consummate the Merger set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) to fail to be satisfied or, in the case of notice to be given by Parent or Sub, any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.03(a) or Section 7.03(b); provided, that no such notification (and no failure to make such notification) shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 6.05
Sub Stockholder Approval and Compliance. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent will cause the sole stockholder of Sub to adopt this Agreement.  Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement and Sub shall not engage in any activities of any nature, except as provided in or contemplated by this Agreement.

Section 6.06
Equity and Deferred Cash Awards.

(a)
As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)
at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each award of RSUs that is outstanding as of immediately prior to the Effective Time shall, at the Effective Time, be converted into an unvested Parent cash-based award (each, a “Parent Cash Award”) with respect to an amount in cash equal to the product obtained by multiplying (A) the Merger Consideration by (B) the number of shares of Company Common Stock covered by such award of RSUs immediately prior to the Effective Time, which Parent Cash Award shall otherwise be subject to the same terms and conditions applicable to such award of RSUs (including eligibility to vest in accordance with the vesting schedule set forth in the award agreement evidencing such award of RSUs and any vesting acceleration or treatment upon termination of employment terms set forth in the applicable Company Stock Plan or such award agreement, to the extent applicable) as of immediately prior to the Effective Time;

(ii)
at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each award of PSUs that is outstanding as of immediately prior to the Effective Time shall, at the Effective Time, become fully vested with respect to the number of shares of Company Common Stock covered by such award of PSUs based on target level of performance (such number of shares of Company Common Stock, the “Applicable Number”), and be converted into the right to receive an amount in cash equal to the product obtained by multiplying the Merger Consideration by the Applicable Number;

(iii)
at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Deferred Cash Award that is outstanding as of immediately prior to the Effective Time shall, at the Effective Time, be converted into a Parent Cash Award with respect to an equivalent amount in cash that has not yet been paid with respect to the Deferred Cash Award as of immediately prior to the Effective Time, which Parent Cash Award shall otherwise be subject to the same terms and conditions applicable to such Deferred Cash Award (including eligibility to vest in accordance with the vesting schedule set forth in the award agreement evidencing such Deferred Cash Award and any vesting acceleration or treatment upon termination of employment terms set forth in the applicable Company Stock Plan or such award agreement, to the extent applicable) as of immediately prior to the Effective Time; and

(iv)
the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, RSUs, PSUs, any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation or Deferred Cash Awards.

(b)
Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to (i) pay the vested portion of each Parent Cash Award, in each case less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign tax Law with respect to the making of such payments, promptly but in any event within ten (10) Business Days following the applicable vesting date (to the extent not previously forfeited) or at such later date required to avoid the imposition of taxes under Section 409A of the Code; provided, that any amounts relating to dividend equivalent rights, if any, granted with respect to awards of RSUs that are accrued but unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such awards of RSUs immediately prior to the Effective Time and (ii) pay the cash amounts described in Section 6.06(a)(ii) in respect of the PSUs, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign tax Law with respect to the making of such payments, promptly but in any event within ten (10) Business Days following the Effective Time or at such later date required to avoid the imposition of taxes under Section 409A of the Code; provided, that for the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to awards of PSUs that are accrued but unpaid as of the Effective Time will be paid within ten (10) Business Days following the Effective Time or at such later date required to avoid the imposition of taxes under Section 409A of the Code.

(c)
Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 6.06 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07
Indemnification, Exculpation and Insurance.

(a)
Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers or employees of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.  During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the degree to which a corporation may indemnify its officers and directors), the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened Legal Proceeding (including with respect to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Legal Proceeding, (i) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Legal Proceeding from the Surviving Corporation within fifteen (15) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor accompanied by reasonable supporting documentation; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii)  the Surviving Corporation shall cooperate in the defense of any such matter.

(b)
In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.07.

(c)
Parent shall obtain, or cause to be obtained, as of the Effective Time, a “tail” insurance policy with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided, that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six (6)-year period following the Effective Time, premiums for insurance under this Section 6.07(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for coverage for the most recent one (1)-year period for which the Company obtained such coverage; provided, that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six (6)-year period following the Effective Time, as may be obtained for such 300% amount.

(d)
The provisions of this Section 6.07 (i) are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.08
Fees and Expenses.

(a)
Except as expressly set forth in this Section 6.08, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)
In the event that (i) prior to the Stockholders Meeting, a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) (but only if (1) the Stockholders Meeting has not been held or the Stockholder Approval has not been obtained thereat prior to the Termination Date and (2) all the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to take place on such date) or waived), or by either Parent or the Company pursuant to Section 8.01(b)(iii) or by Parent pursuant to Section 8.01(c)(ii) (and at such time the Stockholder Approval has not been obtained) and (B) prior to the date that is 12 months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 6.08(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(c) except that all references to “20%” shall be deemed references to “50.1%”), (ii) this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) or (iii) this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), then, in each such case, the Company shall pay (or cause to be paid) to Parent a fee equal to $15,380,000 (the “Company Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 8.01(c)(i), within two (2) Business Days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.01(d)(ii), prior to or concurrently with, and as a condition to, the effectiveness of any such termination and (z) in the case of a payment as a result of any event referred to in Section 6.08(b)(i), within two (2) Business Days of the first to occur of the events referred to in clauses (1) and (2) of Section 6.08(b)(i)(B), in each case to an account designated by Parent.  Notwithstanding anything to the contrary contained in this Section 6.08 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.  For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee more than once even though the Company Termination Fee may be payable by the Company under one or more provisions hereof.

(c)
In the event that this Agreement is terminated (i) by either Parent or the Company pursuant to Section 8.01(b)(i) and at the time of such termination, (A) one or more of the conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.02(e) or Section 7.03(d) has not been satisfied or waived and (B) all of the other conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those that by their terms are to be satisfied or waived at the Closing; provided, that such conditions were then capable of being satisfied if the Closing had taken place) and no Willful Breach by the Company of its obligations under Section 6.03 has been the primary cause of the failure of the conditions set forth in the preceding clause (A) to be satisfied, (ii) by Parent or the Company pursuant to Section 8.01(b)(ii) or (iii) by the Company pursuant to Section 8.01(d)(i) as a result of a material breach by Parent or Sub of Section 6.03, then Parent shall pay (or cause to be paid) to the Company a fee equal to $38,500,000 (such fee, the “Parent Termination Fee”) by wire transfer of same-day funds within two (2) Business Days after such termination to an account designated by the Company.

(d)
Each party hereto acknowledges that the agreements contained in this Section 6.08 are an integral part of the transactions contemplated by this Agreement and that, without Section 6.08(b), Parent and Sub would not have entered into this Agreement and that, without Section 6.08(c), the Company would not have entered into this Agreement.  Accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 6.08(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in an Order against the Company for the payment set forth in Section 6.08(b), the Company shall pay to Parent Parent’s reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such Legal Proceeding and any appeal relating thereto, together with interest on the amount due at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made and (ii) if Parent fails promptly to pay the amount due pursuant to Section 6.08(c) and, in order to obtain such payment, the Company commences a Legal Proceeding that results in a judgment against Parent for the payment set forth in Section 6.08(c), Parent shall pay to the Company the Company’s reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such Legal Proceeding and any appeal relating thereto, together with interest on the amount due at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made (the costs and expenses in clause (i) or (ii), as applicable, the “Collection Expenses”).

(e)
Notwithstanding any other provision of this Agreement, but without limiting the parties’ rights to pursue specific performance in accordance with Section 9.11, the parties agree that the payment of the Company Termination Fee (together with any Collection Expenses) shall be the sole and exclusive remedy of Parent, Sub, or their respective Subsidiaries and their respective former, current or further partners, stockholders, managers, members, affiliates and representatives, as applicable, and none of the Company or any of its Subsidiaries or any of their respective former, current or further partners, stockholders, managers, members, affiliates or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  In addition, if Parent or Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee, the amount of such Company Termination Fee shall be reduced by the aggregate amount of such payments made by the Company prior to paying the Company Termination Fee in respect of any such breaches.  The parties agree and understand that in no event shall Parent be entitled, pursuant to this Section 6.08, to receive an amount greater than an amount equal to (A) the Company Termination Fee plus (B) any Collection Expenses.  Notwithstanding the foregoing, payment of the Company Termination Fee (whether with or without any Collection Expenses) will not relieve the Company from liability for any fraud or Willful Breach.

(f)
Notwithstanding any other provision of this Agreement, but without limiting the parties’ rights to pursue specific performance in accordance with Section 9.11, the parties agree that the payment of the Parent Termination Fee (together with any Collection Expenses) shall be the sole and exclusive remedy of the Company or its Subsidiaries and its and their respective former, current or further partners, stockholders, managers, members, affiliates and representatives, as applicable, and none of the Parent, Sub or any of their Subsidiaries or any of their respective former, current or further partners, stockholders, managers, members, affiliates or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  In addition, if the Company receives any payments from Parent or Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of such payments made by Parent or Sub prior to paying the Parent Termination Fee in respect of any such breaches.  The parties agree and understand that in no event shall the Company be entitled, pursuant to this Section 6.08, to receive an amount greater than an amount equal to (A) the Parent Termination Fee plus (B) any Collection Expenses.  Notwithstanding the foregoing, payment of the Parent Termination Fee (whether with or without any Collection Expenses) will not relieve Parent from liability for any fraud or Willful Breach.

Section 6.09
Public Announcements.  The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Thereafter, the Company, on the one hand, and Parent and Sub, on the other hand, shall, to the extent at all reasonably practicable, consult with the other parties to this Agreement before making, and give such other parties to this Agreement a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, shall consider in good faith such other parties’ comments and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that the foregoing shall not apply to any press release or other public statement so long as the statements contained therein concerning this Agreement, the Merger and the other transactions contemplated by this Agreement are substantially similar to (and are not inconsistent with) previous releases or statements made by the applicable party with respect to which such party has complied with the provisions of this sentence.

Section 6.10
Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 6.11
Employee Matters.

(a)
From and after the Closing, Parent shall cause the Company and its Subsidiaries to honor all Benefit Plans in accordance with their terms as in effect immediately before the Closing (it being understood that this Section 6.11(a) shall not be deemed to prohibit Parent or its affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms).  For the period beginning on the Closing and ending on the first anniversary of the Closing, while the applicable employee remains employed by Parent or one of its affiliates following the Effective Time, Parent shall provide, or shall cause one of its affiliates to provide, to employees of the Company who remain employed after the Closing (the “Continuing Employees”), (i) base salaries or wages that are no less favorable than the base salaries or wages applicable to each such Continuing Employee immediately prior to the Effective Time and (ii) health and welfare benefits (excluding severance benefits, post-employment health or welfare benefits (other than as required by law), defined benefit pension plans and elective nonqualified deferred compensation plans) that are no less favorable than those provided to similarly situated employees of Parent or its applicable Subsidiaries (provided that for Continuing Employees located in any jurisdiction other than the United States, continued participation in the Benefit Plans on the same basis as in effect immediately prior to the Effective Time shall be deemed to satisfy the foregoing clause (ii)).  In addition, any Continuing Employee who is terminated on or following the Closing Date shall be provided with the severance benefits as set forth on Section 6.11(a) of the Company Letter, or such greater benefits as may be required by applicable Law.

(b)
Notwithstanding anything to the contrary in Section 6.11(a), the Chairman and Chief Executive Officer of the Company as of immediately prior to the Effective Time shall recommend to Parent the annual bonus amount to be paid to each Continuing Employee for the period beginning on January 1, 2023 and ending on March 31, 2024.  Parent shall consider such recommendations from the Chairman and Chief Executive Officer in good faith and shall, to the extent not previously paid prior to the Closing or required to be paid on an earlier date in accordance with the applicable Benefit Plan, pay the actual earned amount of such bonus to each Continuing Employee who remains employed in April 2024 in accordance with Parent’s standard year-end payment cycle and, to the extent applicable, subject to Parent’s applicable deferral schedule (with any deferred amounts to be credited with interest benchmarked to the prevailing consumer price index in accordance with Parent’s deferred bonus plan and on a basis no less favorable than as applicable to similarly situated employees of Parent or its applicable Subsidiaries) and Section 409A of the Code.

(c)
Parent or its applicable affiliates shall give Continuing Employees full credit for all purposes, including eligibility to participate, vesting and level of benefits (but not benefit accrual under defined benefit plans, levels of benefits under Parent’s severance plans or under the Parent 401(k) Plan (as defined below)) under the employee benefit plans or arrangements (excluding all defined benefit pension, post-employment health or welfare benefit plans and arrangements) maintained by Parent or its affiliates and in which such Continuing Employees participate after the Closing, for such Continuing Employees’ service prior to the Closing with the Company or any of its Subsidiaries, to the same extent recognized by the Company and its Subsidiaries prior to the Closing (provided, that for Continuing Employees located in any jurisdiction other than the United States, continued participation in the Benefit Plans on the same basis as in effect immediately prior to the Effective Time shall be deemed to satisfy the foregoing).  Such crediting of service described in this Section 6.11(c) shall not (A) operate to duplicate any benefit for the same period of service or the funding of any such benefit, or (B) prior to the third anniversary of the Closing Date, apply for purposes of determining “Retirement” under Parent’s Deferred Bonus Plan, it being understood and agreed that effective immediately and automatically on the third anniversary of the Closing Date, Parent and its affiliates shall give credit to each Continuing Employee for such employees’ service prior to the Closing with the Company or any of its Subsidiaries, to the same extent recognized by the Company and its Subsidiaries, for purposes of determining “Retirement” under such plan or any successor or replacement plan.

(d)
With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Closing, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Closing and (ii) provide Continuing Employees with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the same extent recognized by the Company or its Subsidiaries prior to the Closing.

(e)
The Company Board (or the appropriate committee thereof) shall take actions necessary to terminate the Company 401(k) Plan (the “401(k) Plan”), such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time unless Parent provides written notice to the Company no later than ten (10) Business Days prior to the Effective Time that the 401(k) Plan shall not be terminated.  Unless Parent provides such written notice to the Company, no later than two (2) days prior to the Closing Date, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated pursuant to resolutions of the Company Board (effective as of the day immediately preceding the Closing Date), the form and substance of which shall be subject to reasonable review and comment by Parent.  Parent shall, effective as of the Closing Date, offer participation in Parent’s tax qualified defined contribution plan (the “Parent 401(k) Plan”) to each Continuing Employee who was an active participant in the Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan.  If elected by such Continuing Employee in accordance with applicable Law, Parent shall permit the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Continuing Employee.

(f)
The parties shall coordinate in advance between the date of this Agreement and the Effective Time regarding any communication with any Company Personnel relating to compensation or benefits to be provided subsequent to the Effective Time, and any such communication shall be subject to the prior review and comment of the other party (with any reasonable comments received promptly (but no later than five (5) Business Days following receipt) to be reflected in good faith), it being understood that prior coordination and review shall not be required with respect to any such communication the substance of which the other party previously reviewed (and which communication does not otherwise materially deviate from such substance).

(g)
Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or its Subsidiaries or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or its Subsidiaries or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation or any of their Subsidiaries or affiliates and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.  Without limiting the scope of Section 9.06, the terms and provisions of this Section 6.11 are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and nothing in this Section 6.11 shall confer any rights or remedies of any kind or description upon any Continuing Employee (or any beneficiaries or dependents thereof) or any other person.

Section 6.12
Transaction Litigation.  The Company shall control the defense of any stockholder demands, litigations, arbitrations or other similar action (including derivative claims) commencing against the Company or any of its directors or officers relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, the “Transaction Litigation”); provided, that the Company shall (a) promptly notify Parent in writing of any such Transaction Litigation, (b) give Parent the opportunity to participate in the defense and settlement of any such Transaction Litigation and (c) keep Parent promptly informed with respect to such Transaction Litigation and all material developments relating thereto; provided, however, that no compromise or full or partial settlement of any Transaction Litigation shall be made or agreed to by the Company or any of its Subsidiaries without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13
Company Credit Agreement.

(a)
To the extent that the Company Credit Agreement is then outstanding and has not been refinanced by the Parent Replacement Credit Facility, the Company shall use commercially reasonable efforts to deliver to Parent no less than one (1) Business Day prior to the Closing customary payoff letter(s) in connection with the repayment by Parent at the Effective Time of the funded Indebtedness of the Company and its Subsidiaries under the Company Credit Agreement, which payoff letter(s) shall (i) acknowledge the aggregate principal amount and accrued and unpaid interest outstanding in respect of such Indebtedness as of the Effective Time, and (ii) provide for the termination of all agreements relating to such Indebtedness, subject to customary exceptions (including any provisions that expressly survive repayment in full), and the release and termination of all Liens securing such Indebtedness and all guarantees by the Company or any of its Subsidiaries of such Indebtedness, in each case, upon receipt of payment in full (from funds provided by the Parent) of the applicable payoff amount specified therein in accordance therewith (including the replacement or cash collateralization by Parent of any letters of credit outstanding thereunder).  The Company shall use commercially reasonable efforts to provide all required notices in connection with the repayment and termination of such Indebtedness as of the Effective Time (or obtain waivers of the requirement to provide such notice); it being understood that in no event shall the Company be required to give any such notice that is not conditioned on the occurrence of the Closing.

(b)
In the event that (i) the Closing has not occurred by March 12, 2024 (the “Refinancing Trigger Date”), (ii) the stated maturity date for the term loans under the Company Credit Agreement (such term loans, the “Company Term Loans”) has not been extended to at least April 12, 2025, and the (iii) the Company delivers a written request to Parent, Parent shall provide (and Parent hereby commits to provide or cause to be provided) to the Company on (or if requested by the Company, after) the Refinancing Trigger Date, a new term loan credit facility (the “Parent Replacement Credit Facility”), (x) in an aggregate principal amount equal to the aggregate principal amount of the Company Term Loans outstanding prior to the making of the Parent Replacement Credit Facility, plus accrued and unpaid interest and premium thereon and (y) on terms substantially the same as the terms and conditions applicable to the Company Term Loans as in effect immediately prior to the making of the Parent Replacement Credit Facility, except that (I) such new term loans shall have (W) an interest rate no less favorable to the Company than that available in the market for a credit facility of similar type and amount to a borrower of similar creditworthiness to the Company at such time, (X) a stated maturity date no earlier than April 12, 2027 and (Y) conditions to drawing that do not include a bringdown of representations, an absence of default or event of default, an absence of material adverse effect, a requirement to deliver financial statements, or a minimum required equity investment; (II) the proceeds of the Parent Replacement Credit Facility shall be used to refinance the term loans outstanding under the Company Credit Agreement, to pay accrued and unpaid interest and premium thereon and to pay any fees and expenses incurred by the Company and its Subsidiaries in connection therewith and (III) the Company and its Subsidiaries shall not be required to pay any commitment, arrangement, upfront or similar fee or any other compensation or fees of any kind to Parent or any of its affiliates in connection with the negotiation, entry into or making of the Parent Replacement Credit Facility.  In the event that the Company elects to cause Parent to provide the Parent Replacement Credit Facility, the Company shall reasonably cooperate, and cause its Subsidiaries to reasonably cooperate, with Parent to provide such new term loans.  Parent and the Company agree that this Section 6.13(b) constitutes a binding and enforceable agreement (except as may be limited by the Bankruptcy Exceptions), including to negotiate in good faith the definitive documentation relating to the Parent Replacement Credit Facility by the parties hereto in a manner consistent with this Section 6.13(b), it being acknowledged and agreed that the funding of the Parent Replacement Credit Facility is subject only to the satisfaction or waiver of the conditions specifically described in this Section 6.13(b).

Section 6.14
Pre-Closing BHC Act Preparation.  Prior to the Closing, the Company shall reasonably cooperate with Parent (including providing Parent such information as may be reasonably requested in accordance with Section 6.02) to develop a plan for bringing any assets, investments, commitments, activities or transactions of Company or its Subsidiaries in compliance with the BHC Act upon and following the Effective Time, including reasonably cooperating with Parent in preparing amendments to the governing documents of any entity that will, from and after the Effective Time, be controlled or be deemed to be controlled, directly or indirectly, by Parent within the meaning of the BHC Act (as reasonably determined by Parent in its discretion) to include provisions relating to the compliance, reporting and other regulatory obligations that would be applicable to such entities as a result of being so controlled or deemed to be controlled, directly or indirectly, by Parent; provided, that the Company shall not be required to commence any implementation of such plan (including not being required to adopt any such amendments) prior to the Effective Time.

ARTICLE VII

Conditions Precedent

Section 7.01
Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)
The Stockholder Approval shall have been obtained.

(b)
Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)
(i) No applicable Law shall be in effect in any of the jurisdictions set forth in Section 7.01(c) of the Company Letter that enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Merger and (ii) no Order shall be in effect in any of the jurisdictions set forth in Section 7.01(c) of the Company Letter that enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Merger.

Section 7.02
Conditions to the Obligations of Parent and Sub to Effect the Merger.  The respective obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)
The representations and warranties of the Company:

(i)
set forth in Section 3.07(b) of this Agreement shall be true and correct in all respects as of the date of this Agreement;

(ii)
set forth in the first two sentences of Section 3.03(a) of this Agreement shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)
set forth in Section 3.01(a)(i)-(ii), the second sentence of Section 3.02(a), Section 3.03(a) (other than the first two sentences thereof), Section 3.04(a) and (b), Section 3.22 and Section 3.23  of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iv)
all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 7.02(a), shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date other than the obligations set forth in Section 6.14.

(c)          Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d)          Parent and Sub shall have received a certificate signed on behalf of the Company by an officer of the Company, certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(e)          The approvals listed on Section 7.02(e) of the Company Letter (together with the Consents listed on Section 7.01(b) of the Company Letter, the “Requisite Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

Section 7.03
Conditions to the Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)
The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)
Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)
The Company shall have received a certificate signed on behalf of Parent by an officer of Parent, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d)
The approvals listed on Section 7.03(d) of the Company Letter shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

Section 7.04
Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03, or by such party’s breach of any other provision of this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01
Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained (except as provided herein), upon written notice (other than in the case of Section 8.01(a) below) from the terminating party to the non‑terminating party specifying the subsection of this Section 8.01 pursuant to which such termination is effected:

(a)
by mutual written consent of Parent, Sub and the Company;

(b)
by either Parent or the Company, if:

(i)
the Merger shall not have been consummated in accordance with the terms of this Agreement by 11:59 p.m., Eastern time, on May 22, 2024 (the “Termination Date”); provided, that if on such date, any of the conditions to the Closing set forth in Section 7.01(b), Section 7.01(c), Section 7.02(e) or Section 7.03(d) shall not have been satisfied, but all other conditions set forth in Article VII shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then the Termination Date shall be automatically extended to August 22, 2024; provided, further, that (x) if all of the conditions set forth in Article VII are satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date (including as it may be extended as set forth above) but (y) the Closing would thereafter occur in accordance with Section 1.02 on a date (the “Specified Date”) that occurs within three (3) Business Days after such Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)
there shall be in effect (A) any final, nonappealable applicable Law of the type set forth in Section 7.01(c)(i) that makes the consummation of the Merger illegal or (B) any final, nonappealable Order of the type set forth in Section 7.01(c)(ii) that enjoins, prevents or prohibits the consummation of the Merger (any such Law or Order described in the preceding clause (A) or this clause (B), a “Restraint”); provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the failure of such party (and in the case of Parent, Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in such Restraint; or

(iii)          the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof at which a vote on this Agreement is taken;

(c)
by Parent, prior to the receipt of the Stockholder Approval:

(i)
in the event that an Adverse Recommendation Change has occurred; or

(ii)
if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of conditions set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured or is not cured by the Company by the date that is thirty (30) Business Days after written notice from Parent of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(ii) if Parent or Sub is then in breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would result in the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b);

(d)
by the Company:

(i)
if Parent or Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b) and (B) is incapable of being cured or is not cured by Parent or Sub by the date that is thirty (30) Business Days after written notice from the Company of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement, which breach would result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b); or

(ii)
prior to obtaining the Stockholder Approval, if (A) the Company has received a Superior Proposal that did not result from a breach by the Company of Section 5.02 in any material respect, (B) substantially concurrently with such termination the Company enters into, a definitive agreement to consummate the alternative transaction contemplated by such Superior Proposal, (C) prior to or substantially concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Company Termination Fee pursuant to Section 6.08(b) and (D) the Company has complied in all material respects with Section 5.02 with respect to such Superior Proposal.

Section 8.02
Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.02(a), Section 6.08, this Section 8.02 and Article IX and except for any fraud or Willful Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which fraud or Willful Breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Company Termination Fee pursuant to Section 6.08(b) or the Parent Termination Fee Pursuant to Section 6.08(c)).

Section 8.03
Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by Company Stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04
Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by the Company Stockholders without the further approval of such stockholders.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

General Provisions

Section 9.01
Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties to this Agreement which by its terms contemplates performance after the Effective Time.

Section 9.02
Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or, if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service) or, if emailed, on the date transmitted (provided no “bounce back” or similar message of non-delivery is received with respect thereto), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 9.02):

if to Parent or Sub, to:

Mizuho Americas LLC
1271 Avenue of the Americas
New York, NY 10020
Email:
richard.skoller@mizuhogroup.com
Attention:
Richard Skoller, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:

sbarshay@paulweiss.com
lturano@paulweiss.com
Attention:
Scott A. Barshay
Laura C. Turano

if to the Company, to:

Greenhill & Co., Inc.
1271 Avenue of the Americas
New York, NY 10020
Email:
gitanjali.faleiro@greenhill.com
Attention:
Gitanjali Pinto Faleiro, General Counsel & Corporate Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email:
EDHerlihy@wlrk.com
BCPrice@wlrk.com
Attention:
Edward D. Herlihy
Brandon C. Price

Section 9.03
Definitions.  For purposes of this Agreement:

(a)
“affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (i) possession, direct or indirect, of the power to direct or cause direction of the management or policies of a person (whether through ownership of securities or other ownership interests, by contract or otherwise), or (ii) beneficial ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by applicable Law giving control) of the voting securities or other ownership or general partnership interest (whether directly or indirectly) or other comparable equity interests in a person;

(b)
“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation 139/2004 of the European Union and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger;

(c)
“Benefit Plan” means any employment, individual independent contractor, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, agreement, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries, in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, or to which the Company or any of its Subsidiaries is a party, but excluding (i) any plan or program maintained by, or required to be established by, a Governmental Entity to which the Company or any of its Subsidiaries contribute pursuant to applicable Laws and (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA;

(d)
“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the applicable implementing rules, regulations and interpretations of the Board of Governors of the Federal Reserve System promulgated thereunder;

(e)
“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act);

(f)
“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto;

(g)
“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York, New York or the Delaware Secretary of State is authorized or required by Law to be closed or (iii) a day on which the principal offices of the SEC in Washington, D.C. are not open to accept Filings;

(h)
“Commonly Controlled Entity” means any person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

(i)
“Company Broker-Dealer” means Greenhill & Co., LLC;

(j)
“Company Credit Agreement” means the Credit Agreement, dated as of October 12, 2017, among the Company, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, as amended by Amendment No. 1 thereto, dated as of April 12, 2019 and as may be further amended, modified, supplemented, amended and restated, replaced or refinanced;

(k)
“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted;

(l)
“Company Personnel” means any current or former director, officer, employee, contractor (who is a natural person) or consultant (who is a natural person) of the Company or any of its Subsidiaries;

(m)
“Company Representatives” means, collectively, each director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company;

(n)
“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation;

(o)
“COVID-19” means the SARS-CoV-2 virus and COVID-19 disease, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks;

(p)
“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order by any Governmental Entity in connection with or in response to COVID-19;

(q)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(r)
“Exchange Act” means the Securities Exchange Act of 1934;

(s)
“FFCRA” means the Families First Coronavirus Response Act (as the same may be amended or modified);

(t)
“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing;

(u)
“FINRA” means the Financial Industry Regulatory Authority, Inc.;

(v)
“FINRA Application” means an application pursuant to FINRA Rule 1017 seeking FINRA’s approval of the change of ownership or control of a FINRA member Broker-Dealer;

(w)          “Foreign Benefit Plan” means each Benefit Plan that (i) is subject to or governed by the applicable Laws of any jurisdiction other than the United States or (ii) primarily covers Company Personnel located in any jurisdiction other than the United States;

(x)
“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, including FINRA or any other applicable Self-Regulatory Organization, and any individual, body or entity exercising or having the authority to exercise under the applicable Laws thereof any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any taxing authority, board of trade, federal revenue offices, securities exchange commission, stock exchange, and any court, arbitrator or arbitration panel with proper authority and jurisdiction under such applicable Laws;

(y)
“Indebtedness” means any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) capital lease obligations, (v) net cash payment obligations arising out of interest rate and currency swap arrangements, which amounts would be payable upon the termination thereof if terminated as of the time of determination, (vi) liabilities under sale and leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, (vii) obligations under any performance bond, letter of credit, acceptance credit, bankers’ acceptances or similar facilities, in each case, solely to the extent drawn and not reimbursed, or (viii) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (vii) above of any other person (other than, in the case of clauses (i), (ii) and (iii), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business);

(z)
“Intellectual Property” means all intellectual property or proprietary rights of any kind or nature arising anywhere in the world, whether registered or unregistered, including in or with respect to any of the following: (i) patents, patent applications and registrations, design patents, community designs and all other supra-national or national design rights, whether registered or unregistered, and other patent rights, including all divisions, continuations, continuations-in-part, renewals, reissues, extensions, certificates of reexamination, utility models and supplementary protection certificates; (ii) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, assumed names, company names, fictitious names, trade names, and other indicia of origin, together with all goodwill associated therewith and symbolized thereby; (iii) trade secrets, proprietary or confidential information and know-how, including unpatented inventions, processes, procedures, techniques, schematics, algorithms, methods, formulae, drawings, blueprints, data, databases, data sets, compilations, prototypes, models (including data models), and designs, in each case, that derive independent economic value, actual or potential, from not being generally known, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (iv) copyrights and published and unpublished works of authorship; (v) rights in software; (vi) domain names; and (vii) any registrations, issuances, applications, renewals, extensions, restorations and reversions of any of the foregoing;

(aa)
“knowledge” means, with respect to the Company, the actual knowledge of any of the persons identified in Section 9.03(aa) of the Company Letter;

(bb)
“Law” means any U.S., non-U.S. or transnational federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order, directive or other similar legislation or requirement enacted, adopted, promulgated or applied by a Governmental Entity or Self-Regulatory Organization;

(cc)
“Lien” means, any pledges, claims, liens, charges, options, security interests or similar encumbrances of any kind or nature whatsoever, provided, that for the avoidance of doubt, licenses, covenants not to assert and similar rights granted with respect to Intellectual Property will not be considered “Liens”;

(dd)
“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, or occurrence (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (A) general economic, market or political conditions affecting the United States economy, or any other national or regional economy, the global economy generally, or the industry in which the Company operates (including any such conditions arising out of COVID-19 or COVID-19 Measures); (B) any change in GAAP, other applicable accounting regulations or principles or interpretations thereof, Law, legislative or political conditions or policy or practices of any Governmental Entity (including COVID-19 Measures); (C) any act of terrorism, war (whether or not declared), national disaster, cyber-attack or any national or international calamity affecting the United States or any other country or region of the world, or the occurrence of any pandemics or disease outbreak (including COVID-19), or the escalation or worsening thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement; (D) conditions in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including conditions relating to currency exchange or interest rates (including any such conditions arising out of COVID-19 or COVID-19 Measures); (E) conditions impacting the industry in which the Company operates, including merger and acquisition activity levels in the United States or any other country or region in the world, (F) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided, that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect unless otherwise excluded pursuant to any of the other clauses of this definition); (G) any change in the price or trading volume of the Company Common Stock (provided, that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect unless otherwise excluded pursuant to any of the other clauses of this definition); (H) the negotiation, execution, announcement (including as to the identity of the parties hereto) or pendency of this Agreement, the Merger or the transactions contemplated hereby (including any loss of clients, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Merger) (provided, that this clause (H) shall not apply with respect to any representation or warranty set forth in Section 3.04 or Section 3.14(f)); (I) any action of the Company or any of its Subsidiaries taken at the direction of Parent or with the prior written consent of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent hereunder); (J) any matter disclosed in the Company Letter or in any other information made available to Parent; (K) any Transaction Litigation; or (L) the failure to obtain any Requisite Regulatory Approval; provided, that with respect to clauses (B) and (C), such state of facts, change, development, event, effect, condition or occurrence shall be taken into account in determining whether a Material Adverse Effect has occurred if and only to the extent it materially disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industries in which the Company and its Subsidiaries operate;

(ee)
“Order” means, with respect to any person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent);

(ff)
“Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned, including as set forth on Section 3.17(a) of the Company Letter), whether solely or jointly, by the Company or any of its Subsidiaries;

(gg)
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, would or would reasonably be expected to prevent, materially impede or materially delay the Closing or the ability of Sub or Parent to perform their respective obligations under this Agreement or consummate the Merger or the other transactions contemplated by this Agreement on a timely basis and in any event on or before the Termination Date;

(hh)
“person” means any natural person, Governmental Entity, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein;

(ii)
“Personal Data” means any information that identifies or reasonably could be used to identify any individual or household, and any information protected as “personally identifiable information,” “personal information,” “personal data,” “protected health information” or a similar classification under the Privacy Laws;

(jj)
“Regulatory Agencies” means (a) any U.S. federal, state or local regulatory authority, (b) any non-U.S. regulatory authority and (d) any Self-Regulatory Organization;

(kk)
“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Exchange Act and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization;

(ll)
a “Subsidiary” of any person means any other person (i) 50% or more of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but 50% or more of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists; and

(mm)
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant (including a failure to cure the resulting circumstances of such breach).

Section 9.04
Exhibits; Interpretation.  The headings contained in this Agreement or in any Exhibit hereto and in the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Any disclosure contained in any section or subsection of the Company Letter shall be deemed to qualify and be disclosed with respect to any other Section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to such other Section or subsection of this Agreement.  For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”  References to “days” shall mean “calendar days” unless expressly stated otherwise.  References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.  No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.  Except as otherwise provided, any information “made available” to Parent by the Company or its Subsidiaries shall include (i) the Company SEC Documents, (ii) the contents of that certain virtual data room that Parent and Parent’s representatives have been granted access to (and continue to have access to) on the day that is one (1) day prior to the date of this Agreement and (iii) information otherwise provided in writing (including electronically) to Parent or its affiliates at least one (1) day before the date of this Agreement.  Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any statute shall be deemed to refer to such statute, as amended, and (y) any rules or regulations promulgated thereunder, in each case, as of such date and (z) such deemed inclusion shall not apply with respect to any reference to a Contract in the Company Letter or the Parent Letter, as applicable).  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and words denoting any gender include all genders.  Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.  References to a person are also to its permitted successors and assigns.

Section 9.05
Counterparts.  This Agreement may be executed in one or more counterparts (including by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties.  No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.06
Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) together with any Exhibit hereto, the Company Letter, the Parent Letter, and the Voting Agreement and the exhibits, schedules and annexes thereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Article II following the Effective Time in accordance with the terms of this Agreement, (ii) the right of the holders of RSUs, PSUs or Deferred Cash Awards to receive the consideration set forth in Section 6.06 and (iii) the provisions of Section 6.07, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third‑party beneficiaries or otherwise.

Section 9.07
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 9.08
Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.09
Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), for the purposes of any suit, action or other Legal Proceeding arising out of this Agreement, the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or other Legal Proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).  Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or other Legal Proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such action, suit or other Legal Proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10
WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11
Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding.

Section 9.12
Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

Section 9.13
Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MIZUHO AMERICAS LLC
By:	/s/ Shuji Matsuura
Name:	Shuji Matsuura
Title:	Chief Executive Officer

BLANC MERGER SUB, INC.
By:	/s/ Richard Skoller
Name:	Richard Skoller
Title:	President

GREENHILL & CO., INC.
By:	/s/ Scott L. Bok
Name:	Scott L. Bok
Title:	Chairman & Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GREENHILL & CO., INC.

FIRST: Name.

 The name of the corporation is Greenhill & Co., Inc. (hereinafter, the “Corporation”).

SECOND: Address; Registered Office and Agent.

  The address of the Corporation’s registered office in the State of Delaware is Corporation Services Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent at such address is Corporation Services Company.

THIRD: Purpose.

  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: Number of Shares.

  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

FIFTH: Election of Directors.

  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: Adoption, Amendment or Repeal of Bylaws.

  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any by-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

          SEVENTH: Limitation of Liability.

a)
A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL.

b)
Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law.

c)
The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.  The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

d)
No amendment, modification or repeal of this provision, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

e)
The Corporation may, by action of its board of directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by Delaware law.

f)
The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware law.

g)
The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

EIGHTH: Certificate Amendments.

 The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.

*************************************************************************

Exhibit B

BYLAWS

OF

GREENHILL & CO., INC.

(as adopted [●] 2023)

ARTICLE X

STOCKHOLDERS

Section 10.01
Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors (the “Board of Directors”) of Greenhill & Co., Inc. (the “Corporation”) shall each year fix, which date shall be within 13 months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

Section 10.02
Special Meetings.

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the president and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 10.03
Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”)).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith.  If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.  At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 10.04
Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.  Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.  A quorum once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.  At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 10.05
Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting.  In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 10.06
Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 10.07
Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting.  Any copy, facsimile, email or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof.  The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 10.08
Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name.  Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.  This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 10.09
Consent of Stockholders in Lieu of Meeting.

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law.  Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile, email or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile, email or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE XI

BOARD OF DIRECTORS

Section 11.01
General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 11.02
Number and Term of Office.

The number of directors who shall constitute the whole Board of Directors shall be such number as the Board of Directors shall from time to time have designated, provided that the size of the initial Board of Directors shall be equal to the number of directors elected by the Incorporator of the Corporation.  Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided herein or required by law.

Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified.  Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Section 11.03
Vacancies.

If the office of any director becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the directors remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

Section 11.04
Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors.  A notice of each regular meeting shall not be required.

Section 11.05
Special Meetings.

Special meetings of the Board of Directors may be called by one-third of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix.  Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by facsimile, email or other electronic transmission of the same not less than 24 hours before the meeting.  Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 11.06
Quorum.

At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes.  If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 11.07
Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 11.08
Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.  Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11.09
Compensation of Directors.

Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 11.10
Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 11.11
Resignation.

Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation.  Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

Section 11.12
Removal.

Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

ARTICLE XII

COMMITTEES

Section 12.01
Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 12.02
Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  Adequate provision shall be made for notice to members of all meetings; one-third of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE XIII

OFFICERS

Section 13.01
Generally.

The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president and a secretary.  The Board of Directors, in its discretion, may also elect a treasurer, one or more vice presidents, assistant treasurers, assistant secretaries, and other officers.  Any two or more offices may be held by the same person.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 13.02
President.

The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.  He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 13.03
Vice President.

Each vice president shall have such powers and duties as may be delegated to him or her by the Board of Directors or the president.  One vice president shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 13.04
Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation.  He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation.  The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 13.05
Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors.  He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 13.06
Delegation of Authority.

In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 13.07
Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 13.08
Action with Respect to Securities of Other Entities.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders (or comparable holders of equity interests) of or with respect to any action of stockholders (or comparable holders of equity interests) of any other corporation or other entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation or other entity.

ARTICLE XIV

STOCK

Section 14.01
Certificates of Stock.

Shares of stock of the Corporation may, but need not be, represented by certificates.  Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation, including the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her.  Any or all of the signatures on the certificate may be by facsimile.

Section 14.02
Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.  Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 14.03
Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting.  If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten days after the date upon which the resolution fixing the record date is adopted.  If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article I, Section 9 hereof.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 14.04
Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 14.05
Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE XV

NOTICES

Section 15.01
Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 15.02
Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person.  Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE XVI

MISCELLANEOUS

Section 16.01
Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 16.02
Books and Records.

Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 16.03
Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary.  If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 16.04
Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 16.05
Fiscal Year.

The fiscal year of the Corporation shall begin on April 1 and end on March 31 of each year.

Section 16.06
Checks, Notes, Drafts, Etc..

All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 16.07          Dividends.

Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors.  Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 16.08
Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 16.09
Conflict with Applicable Law or Certificate of Incorporation.

These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation.  Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE XVII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 17.01
Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, employee or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or trustee, or in any other capacity while serving as a director, officer, employee or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 17.02
Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this ARTICLE VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 17.03
Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this ARTICLE VIII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

Section 17.04
Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 17.05
Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 17.06
Indemnification of Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors, employees and officers of the Corporation.

Section 17.07
Nature of Rights.

The rights conferred upon indemnitees in this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of this ARTICLE VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE XVIII

AMENDMENTS

These Bylaws may be adopted, amended or repealed by the Board of Directors or by the stockholders.  In the case of any such amendment or repeal of Article VIII or any section thereof, the amendment or repeal shall be subject to Article VIII, Section 7.

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